UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant    ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

IDENIX PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Dear Idenix Stockholder:

Please join us for the 2013 Annual Meeting of Stockholders of Idenix Pharmaceuticals, Inc. The annual meeting will be held on Thursday, June 6, 2013 at 9:00 a.m., at the offices of WilmerHale, located at 60 State Street, Boston, Massachusetts 02109.

At this year’s annual meeting, we will consider and act upon the following matters:

1.	To elect seven directors;

2.	To ratify the appointment of our independent registered public accounting firm; and

3.	To transact any other business that may properly come before the meeting.

Additional information about the items of business to be discussed at our annual meeting is given in the attached Notice of Annual Meeting and Proxy Statement.

I urge you to carefully review the proxy materials and to vote FOR the election of the director nominees and FOR ratification of the appointment of our independent registered public accounting firm.

On behalf of the Idenix board of directors, employees and management, I thank you for your support. We look forward to seeing you at the annual meeting.

Very truly yours,

RONALD C. RENAUD, JR.

President and Chief Executive Officer

April 26, 2013

IDENIX PHARMACEUTICALS, INC.

320 Bent Street

Cambridge, Massachusetts 02141

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Date	June 6, 2013

Time	9:00 a.m. (Eastern Time)

Place	WilmerHale

60 State Street

Boston, Massachusetts 02109

Items of Business	1. To elect seven directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2013; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date	You are entitled to notice of, and to vote at the annual meeting and any adjournments of that meeting, if you were a stockholder of record at the close of business on April 12, 2013.

Voting by Proxy	Please vote your shares as soon as possible in order to ensure representation of your shares at the annual meeting. For specific instructions regarding voting over the internet, by telephone or by mail, please refer to the Questions and Answers beginning on page 1 of the Proxy Statement and the instructions on your proxy card.

Submitting your proxy will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy or notifying the inspector of elections in writing of such revocation.

By Order of the Board of Directors,

Maria Stahl, Secretary

Cambridge, Massachusetts

April 26, 2013

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE OR COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON AT THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AND YOUR PROXY IS REVOCABLE AT YOUR OPTION BEFORE IT IS EXERCISED.

IDENIX PHARMACEUTICALS, INC.

320 Bent Street

Cambridge, Massachusetts 02141

Proxy Statement for the 2013 Annual Meeting of Stockholders

To Be Held on June 6, 2013

PROXIES AND VOTING

This proxy statement contains information about the 2013 annual meeting of stockholders of Idenix Pharmaceuticals, Inc. We are holding the meeting on Thursday, June 6, 2013 at 9:00 a.m. (Eastern Time) at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109.

Directions to the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109 are available at the WilmerHale website at http://www.wilmerhale.com/offices/offices/visitingus.aspx?officeid=1.

In this proxy statement, references to “Idenix”, “we”, “us” and “our” refer to Idenix Pharmaceuticals, Inc.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2013

This proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2012 are available for viewing, printing and downloading at www.idenix.com/InvestorRelations/2013proxy and www.edocumentview.com/IDIX.

Additionally, you can find our Annual Report on Form 10-K for the year ended December 31, 2012 through the Securities and Exchange Commission’s electronic data system, called EDGAR, at www.sec.gov. You may obtain additional printed copies of our Annual Report on Form 10-K, free of charge, by sending a written request to: Idenix Pharmaceuticals, Inc., attention: Investor Relations, 320 Bent Street, Cambridge, Massachusetts 02141. Exhibits will be provided upon written request and payment of an appropriate processing fee.

The notice of annual meeting, this proxy statement and our annual report to stockholders (which includes our annual report on Form 10-K for the year ended December 31, 2012), are being mailed to stockholders on or about April 30, 2013. You can either (i) complete, date, sign and return the proxy card, (ii) vote via the Internet in accordance with the instructions on the proxy card or (iii) vote via telephone (toll free) in the United States or Canada in accordance with the instructions on the proxy card. Voting by Internet or telephone must be completed by 1:00 A.M. Eastern Time on June 6, 2013.

References to our website are inactive textual references only and the contents of our website should not be deemed to be incorporated by reference into this proxy statement.

Q.	Who can vote at the annual meeting?

A.	To be able to vote, you must have been a stockholder of record at the close of business on April 12, 2013, the record date for our annual meeting. On that date, 133,959,205 shares of our common stock were issued and outstanding and entitled to vote at the annual meeting. If you were a stockholder of record on that date, you are entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting.

Q.	What are the voting rights of the holders of common stock?

A.	Each outstanding share of our common stock entitles the holder to one vote on each proposal considered at the annual meeting. We have no other securities issued which would entitle a holder to vote at the meeting.

Q.	What is a proxy card?

A.	The proxy card enables you to appoint Ronald C. Renaud, Jr., our president and chief executive officer, and Maria Stahl, our senior vice president and general counsel, or either of them, as your representatives at the annual meeting. By voting over the internet, by telephone or by completing and returning the proxy card, you are authorizing Mr. Renaud or Ms. Stahl to vote your shares at the meeting as you have instructed. If you do not specify how your shares should be voted, your shares will be voted as recommended by our board of directors. You can vote your shares whether or not you attend the meeting.

Q.	What am I voting on?

A.	We are asking you to vote on:

•	the election of seven directors for a one-year term; and

•	the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2013.

Q.	How do I vote?

1.	Over the Internet: If you have internet access, you may vote your shares from any location in the world at www.envisionreports.com/IDIX, by following the instructions on that site or the “Vote by Internet” instructions on the enclosed proxy card. If you do not specify how your shares should be voted, they will be voted as recommended by our board of directors.

2.	By Telephone: You may vote your shares by calling 1-800-652-VOTE (8683) and following the instructions provided, or following the “Vote by Phone” instructions on the enclosed proxy card. If you do not specify how your shares should be voted, they will be voted as recommended by our board of directors.

3.	By Mail: Complete, date and sign the enclosed proxy card and mail it in the enclosed postage paid envelope. Your shares will be voted according to your instructions. If you do not specify how your shares should be voted, they will be voted as recommended by our board of directors.

4.	In Person at the Meeting: If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide you at the meeting.

If your shares are held in “street name,” meaning they are held for you by a broker, bank or other nominee, you may vote by following the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. You will not be able to vote in person at the meeting unless you have obtained from the broker, bank or other nominee a proxy issued in your name giving you the right to vote your shares.

Q.	How may I change or revoke my proxy?

A.	You may change or revoke your proxy at any time before the meeting. To do so, you must do one of the following:

1.	Provide written notice to us in time for receipt prior to the meeting that you wish to revoke your proxy. Such notice should be sent to us c/o Secretary, Idenix Pharmaceuticals, Inc., 320 Bent Street, Cambridge, Massachusetts 02141.

2.	Sign a new proxy and submit it to us c/o Secretary, Idenix Pharmaceuticals, Inc., 320 Bent Street, Cambridge, Massachusetts 02141 in time for receipt prior to the meeting. Only the most recently dated proxy will be counted.

3.	Attend the meeting, request that your proxy be revoked and vote in person as instructed above. Attending the meeting will not revoke your proxy unless you specifically request such revocation.

Q.	Will my shares be voted if I do not return my proxy or otherwise vote my shares?

A.	If your shares are registered directly in your name, your shares will not be voted if you do not vote your shares over the internet, by telephone or by returning your proxy or voting in person by ballot at the meeting.

If your shares are held in “street name,” we encourage you to provide voting instructions to your broker, bank or other nominee by giving your proxy to them. If you are the beneficial owner of shares held in “street name” by a broker, the broker is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote the shares with respect to “non-discretionary” items (resulting in a “broker non-vote”). The ratification of the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm is a “discretionary” item. The election of directors is a “non-discretionary” item.

Q.	How many shares must be present to hold the meeting?

A.	To establish a quorum, a majority of our outstanding shares of common stock as of the record date must be present in person or by proxy at the meeting. The presence of a quorum is a prerequisite to holding and conducting business at the meeting. If a quorum is present at the annual meeting, the vote required to adopt each of the scheduled proposals will be as described below. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Q.	What vote is required to approve each matter and how are votes counted?

A.	Proposal 1 — Election of Directors. Under our by-laws, the seven nominees for director who receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. If your shares are held by your broker in “street name” and you do not vote your shares, your broker may not vote your unvoted shares on Proposal 1. You may:

•	vote FOR all nominees;

•	WITHHOLD your vote from all nominees; or

•

vote FOR one or more nominees and WITHHOLD your vote from one or more of the others. Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm. Under our by-laws, the affirmative vote of stockholders holding a majority of the votes cast on this proposal is required to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013. If your shares are held by your broker in “street name” and you do not vote your shares, your broker may vote your unvoted shares on Proposal 2.

If you vote to abstain on this Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to abstain will have no effect on the voting on the proposal.

Although stockholder approval of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required, we believe that our stockholders should have an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP.

Proposal 3 — Other Matters. If any other matters are properly presented at the meeting, the persons named in the accompanying proxy will have the discretion to vote, or otherwise act for you, in accordance with their judgment on the matter. As of the date of this proxy statement, we do not know of any other matters to be presented at the annual meeting.

We believe that Novartis Pharma AG, a direct and wholly owned subsidiary of Novartis AG, referred to herein collectively with their respective subsidiaries and affiliates as Novartis, intends to vote all of its shares FOR each proposal detailed above. On the record date, Novartis was the holder of approximately 25% of our outstanding common stock.

Q.	Where may I find the voting results?

A.	We will announce preliminary voting results at the meeting. We plan to report the final voting results on a Current Report on Form 8-K within four business days following the meeting.

Q.	Who is soliciting the proxy and what are the costs of soliciting these proxies?

A.	Our board of directors is soliciting the proxy accompanying this proxy statement. We will bear the cost of soliciting proxies. Our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Householding of Annual Meeting Materials

Some brokers, banks and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: 320 Bent Street, Cambridge, Massachusetts 02141, Attention: Investor Relations; 617-995-9800. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address and telephone number.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is elected each year at the annual meeting of stockholders. There are seven nominees for the seven currently authorized seats on our board of directors. Each director elected to hold office will do so until the 2014 annual meeting of stockholders and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal.

In February 2012, Charles W. Cramb resigned from our board. Mr. Cramb had been a director since 2003. On March 1, 2012, upon recommendation of the Nominating and Corporate Governance Committee of our board of directors, our board of directors elected Michael S. Wyzga as a director. Mr. Wyzga was originally proposed to the Nominating and Corporate Governance Committee by members of management.

In March 2012, Anthony Rosenberg, a designee of Novartis, resigned from our board and was replaced by Brian Goff, also a designee of Novartis. Mr. Goff resigned from our board in May 2012 following his resignation from Novartis Pharmaceuticals Corporation. At that time, Novartis had the right to designate a replacement for Mr. Goff. Novartis did not designate a replacement for Mr. Goff.

On July 31, 2012, we and Novartis materially modified our existing collaboration by executing a termination and revised relationship agreement, which we refer to as the termination agreement, and by amending the stockholders’ agreement and entering into the second amended and restated stockholders’ agreement. These agreements are described more fully under the caption “Certain Relationships and Related Party Transactions — Relationship with Novartis Pharma AG”. Under the stockholders’ agreement, we had agreed to use our reasonable best efforts to nominate for election as directors at least two designees of Novartis for so long as Novartis and its affiliates owned at least 30% of our voting stock and at least one designee of Novartis for so long as Novartis and its affiliates owned at least 19.4% of our voting stock. Novartis also had rights to appoint a non-voting observer to any committee of our board of directors. Under the second amended and restated stockholders’ agreement, we have agreed to use our reasonable best efforts to nominate for election one designee of Novartis for so long as Novartis and its affiliates own at least 15% of our voting stock. Novartis maintains its rights to appoint a non-voting observer to any committee of our board of directors. Novartis currently owns approximately 25% of our voting stock.

On December 31, 2012, Robert Pelzer, Novartis’ sole director designee, resigned from our board due to his retirement from Novartis and was replaced by Anthony Rosenberg, a designee of Novartis who had previously served on our board.

Each person nominated for election to our board of directors is currently serving as a director of Idenix. The board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated each of the listed nominees for election as a director. Anthony Rosenberg has been nominated as a designee of Novartis, pursuant to the second amended and restated stockholders’ agreement described under the caption “Certain Relationships and Related Party Transactions — Relationship with Novartis Pharma AG”. There are no family relationships among any of our directors and our executive officers.

Each nominee has agreed to serve if elected, and we do not know any reason why any nominee would be unable to serve. In the event that any nominee should be unavailable for election, proxies will be voted for the election of a substitute nominee designated by the board of directors or for election of only the remaining nominees.

Unless authority to do so is withheld, shares represented by executed proxies will be voted for the election of the seven nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. Since seven directors are to be elected at the annual meeting, the seven nominees for director who receive the highest number of votes for election will be elected as directors.

Information with respect to the number of shares of common stock beneficially owned by each director as of April 1, 2013 appears under the heading “Security Ownership of Certain Beneficial Owners and Management”. The name, age, years of service on our board of directors, principal occupation and business experience and certain other information for each director nominee is set forth below.

Name and Age	Principal Occupation and Business Experience	Director Since
Ronald C. Renaud, Jr. (age 44)

Mr. Renaud has served as our president and chief executive officer and a director since October 2010. Prior to that, Mr. Renaud served as our chief financial officer and treasurer since June 2007 and as our chief business officer since June 2010. Prior to joining Idenix in 2007, Mr. Renaud served as senior vice president and chief financial officer of Keryx Biopharmaceuticals, Inc., a biopharmaceutical company, from February 2006 to May 2007. Mr. Renaud was a senior research analyst and global sector coordinator for JP Morgan Securities from May 2004 until February 2006, where he was responsible for the biotechnology equity research effort, covering all ranges of capitalized biotechnology companies. He also spent more than five years at Amgen, where he held positions in clinical research, investor relations and finance. Mr. Renaud holds a B.A. from St. Anselm College and an M.B.A. from the Marshall School of Business at the University of Southern California.

Mr. Renaud oversees every aspect of our operations in his roles as president and chief executive officer. Given his years with our company and his prior experience in the industry and in the capital markets, we believe that he has an unparalleled understanding of our business and the markets in which we operate.

		2010

Wayne T. Hockmeyer, Ph.D. (age 68)

Dr. Hockmeyer founded MedImmune, Inc., a biotechnology company, in April 1988 and served until October 2000 as its chief executive officer. Dr. Hockmeyer continued to serve as chairman of the board of directors of MedImmune, Inc. until June 2007. From 2002 to 2007, Dr. Hockmeyer served as president of MedImmune Ventures, Inc., a wholly owned subsidiary of MedImmune, Inc. Dr. Hockmeyer also serves as a director of Baxter International, Inc. and GenVec, Inc. and has previously served as a director of Middlebrook Pharmaceutical Corporation. Dr. Hockmeyer was recognized in 1998 by the University of Florida as a Distinguished Alumnus and in 2002 was awarded a Doctor of Science honoris causa from Purdue University. Dr. Hockmeyer holds a B.S. from Purdue University and a Ph.D. from the University of Florida.

Dr. Hockmeyer’s significant experience in establishing and guiding strategic direction in the biotechnology and pharmaceutical industries is a key asset of our board of directors. He has tremendous insight into the drug development process and the scientific, operational and regulatory aspects of clinical trials.

		2002

Thomas R. Hodgson (age 71)	Mr. Hodgson, who is retired, served most recently, from September 1990 to January 1999, as president and chief operating officer of Abbott Laboratories, a pharmaceutical company. From 1983 to 1990, Mr. Hodgson served as the president of Abbott International and from 1978 to 1983, Mr. Hodgson served as the president of the Hospital Products Division of Abbott Laboratories. Mr. Hodgson is a director of The Travelers Companies Inc. and has previously	2002

Name and Age	Principal Occupation and Business Experience	Director Since

served as a director of Intermune, Inc. Mr. Hodgson holds a B.S. from Purdue University, an M.S. from the University of Michigan, an M.B.A. from Harvard Business School and an honorary doctorate degree in engineering awarded by Purdue University.

With his extensive experience at the helm of a major health care company and his understanding of drug development, Mr. Hodgson provides an invaluable resource to our board of directors through his vital senior management experience and tested business acumen.

Tamar D. Howson (age 64)

Ms. Howson is currently acting as a consultant to biotechnology companies. Until December 2011 Ms. Howson was a member of JSB-Partners, a transaction advisory firm serving the life sciences industry. Prior to joining JSB-Partners in 2010, Ms. Howson was executive vice president of business development at Lexicon Pharmaceuticals where she led the company’s partnering and licensing efforts. From 2001 to 2007, Ms. Howson was senior vice president corporate and business development at Bristol Myers Squibb, overseeing mergers and acquisitions, licensing and research collaborations. During 2000 and 2001, Ms. Howson served as a business development and strategy consultant to various biotechnology companies in the United States and in Europe. Ms. Howson was also a senior vice president and director of business development at SmithKline Beecham from 1991 to 2000, where she managed SR One, SmithKline Beecham’s $100 million venture capital fund.

Ms. Howson also serves on the boards of directors of OXiGENE, Inc., a clinical-stage biopharmaceutical company developing therapeutics to treat cancer and eye diseases and Aradigm Corp., a company developing drugs for respiratory and metabolic diseases. She previously served as a director of Ariad Pharmaceuticals, SkyePharma, NPS Pharmaceuticals and Targacept. Ms. Howson holds a B.S. in Chemical Engineering from the Technion in Israel, an M.B.A from Columbia University, and an M.S. from City College of New York.

Ms. Howson brings strong business development, licensing and transactional guidance to our board of directors from her varied experiences at pharmaceutical companies and with venture capital. The board believes that Ms. Howson’s background enables her to provide important insights into licensing transactions, financing options and strategic collaborations for Idenix.

		2010

Denise Pollard-Knight, Ph.D. (age 53)	Dr. Pollard-Knight has served as managing partner of Phase 4 Ventures since December 2010. Phase 4 Ventures manages funds on behalf of Nomura European Investments and Harbourvest. From April 2004 to December 2010, Dr. Pollard-Knight was head of Nomura Phase4 Ventures, an affiliate of Nomura International plc, a leading Japanese financial institution. From January 1999 to March 2004, Dr. Pollard-Knight served as head of Healthcare Private Equity at Nomura International plc. From January 1997 to January 1999, Dr. Pollard-Knight was a member of Rothschild Asset Management Ltd., an investment management firm. Dr. Pollard-Knight previously served as a director of Viacell and was a member of the Audit Committee. Dr. Pollard-	2003

Name and Age	Principal Occupation and Business Experience	Director Since
Knight holds a Ph.D. and BSc (Hons) from the University of Birmingham in England. Dr. Pollard-Knight completed postdoctorate work as a Fulbright Scholar at the University of California, Berkeley.

Dr. Pollard-Knight brings strong financial and investment skills and in-depth understanding of science to our board of directors. Over her years on our board, these skills have allowed Dr. Pollard-Knight to provide vital contributions to our discussions regarding financing options, strategic collaborations and the overall strategic direction of Idenix. Given her financial skills, Dr. Pollard-Knight also brings a high level of expertise to the Audit Committee of our board of directors.

Anthony Rosenberg (age 59)

Mr. Rosenberg has served since 2011 as head of partnering and emerging businesses of Novartis Pharma AG, or Novartis, a part of the Novartis Group. From 2005 to 2011, Mr. Rosenberg served as head of business development and licensing of Novartis. Prior to that Mr. Rosenberg was global head of the transplant and immunology business unit at Novartis from 2000 to 2005. Mr. Rosenberg initially joined Sandoz, a predecessor to Novartis, in 1980. Mr. Rosenberg is a member of the Pharma Executive Committee at Novartis Pharma AG. Mr. Rosenberg holds a BSc from the University of Leicester and an M.Sc in physiology from the University of London.

Mr. Rosenberg serves on our board as the representative of our largest stockholder, Novartis. Through his experience at Novartis Pharma AG, Mr. Rosenberg is uniquely qualified to provide our board with industry-specific business development advice, further augmenting our board’s depth of expertise in this area.

2009- March 2012; Rejoined in December 2012

Michael S. Wyzga (age 58)

Mr. Wyzga has served since December 2011 as the president and chief executive officer and as a member of the board of directors of Radius Health, Inc., a biopharmaceutical company focused on developing new therapeutics for the treatment of osteoporosis and other women’s health conditions. Prior to that, Mr. Wyzga served in various senior management positions at Genzyme Corporation, a global biotechnology company. Mr. Wyzga joined Genzyme in February 1998 and most recently served as executive vice president, finance from May 2003 until November 2011 and as chief financial officer from July 1999 until November 2011. Mr. Wyzga received a B.S. from Suffolk University and an M.B.A. from Providence College.

Mr. Wyzga’s extensive executive and financial leadership in his current and former positions adds vital expertise to our board of directors and our Audit Committee of our board of directors in the form of financial understanding, business perspective and audit expertise.

2012

The board of directors believes that approval of the election of each nominee director named above is in our best interests and in the best interests of our stockholders and therefore recommends a vote “FOR” this proposal.

DIRECTOR COMPENSATION

We compensate our non-employee directors, other than directors who are employees of Novartis, with a combination of cash and equity. Mr. Rosenberg, our director who is also an employee of Novartis, does not receive any remuneration for his service as a director. We do not provide additional remuneration to Mr. Renaud, an officer of Idenix, for his service as a director.

The following table describes our compensation practices for non-employee directors, other than the directors affiliated with Novartis, during the fiscal year ended December 31, 2012, or fiscal 2012.

	Year	Cash Retainer	Meeting Fees (Per Meeting Attended)	Stock Options to Purchase Common Stock(1)
				Initial		Annual
Board Member	2012	$30,000	$2,000	15,000	(2)	20,000	(3)
Chairperson of the Board	2012	10,000	—	—		—
Nominating and Corporate Governance Committee Chair	2012	5,000	1,000	—		—
Audit Committee Chair	2012	15,000	1,000	—		—
Compensation Committee Chair	2012	10,000	1,000	—		—
Committee Members (other than committee chair)	2012	—	1,000	—		—

(1)	The exercise price of these stock options is equal to the average of the open and close price of our common stock as reported on The NASDAQ Global Market on the date of grant. Subject to certain exceptions, each stock option terminates on the earlier of ten years from the date of grant or 180 days after the optionee ceases to serve as a director.

(2)	Each non-employee director is entitled to receive an award of stock options upon his or her election or appointment to our board of directors. The initial stock option grant vests in 24 equal monthly installments beginning one month from the date of grant. In February 2013, the Compensation Committee recommended to our board of directors an increase to the initial option grant from 15,000 shares to 20,000 shares. This increase was approved by our board in light of market data provided by an independent compensation consultant.

(3)	Each non-employee director is entitled to receive at each year’s annual meeting after which he or she continues to serve as a director, an additional stock option grant of 20,000 shares. The size of stock option grant to be awarded to new non-employee directors who are appointed to our board of directors at times other than immediately after the annual meeting of stockholders is generally pro rated for the period of service between the date of appointment and the next annual meeting. The annual option grant vests in 12 equal monthly installments beginning one month from the date of grant.

In addition, members of our board of directors, other than the director affiliated with Novartis, are reimbursed for reasonable expenses incurred in connection with attendance at meetings of our board of directors and its committees and related activities in accordance with Idenix policy.

Director Compensation for Fiscal 2012

Name	Fees Earned or Paid in Cash ($)	Stock Option Awards ($)(1)(2)	Total ($)
Charles W. Cramb(3)	$5,750	$—	$5,750
Brian Goff(4)	—	—	—
Wayne T. Hockmeyer(5)	72,000	119,014	191,014
Thomas R. Hodgson(6)	66,000	119,014	185,014
Tamar Howson(7)	63,000	119,014	182,014
Denise Pollard-Knight(8)	65,000	119,014	184,014
Robert Pelzer(9)	—	—	—
Anthony Rosenberg(10)	—	—	—
Michael S. Wyzga(11)	64,500	273,364	337,864

(1)	The amounts in the Stock Option Awards column reflect the grant date fair value of stock option awards granted during fiscal 2012 under our stock incentive plans, in accordance with Financial Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or FASB ASC Topic 718. There can be no assurance that FASB ASC Topic 718 amounts will reflect actual amounts realized. Refer to Note 9, “Equity Incentive Plans and Share-Based Compensation”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal 2012 filed with the Securities and Exchange Commission, or SEC, on February 25, 2013 for the relevant assumptions used to determine the valuation of our option awards.

(2)	The number of shares underlying stock options granted to our non-employee directors in fiscal 2012 and the grant date fair value of such stock options as determined in accordance with FASB ASC Topic 718 are:

Director	Grant Date	Number of Shares Underlying Stock Option Grants in 2012	Grant Date Fair Value of Stock Option Grants in 2012 ($)
Mr. Cramb	—	—	—
Mr. Goff	—	—	—
Dr. Hockmeyer	6/7/2012	20,000	119,014
Mr. Hodgson	6/7/2012	20,000	119,014
Ms. Howson	6/7/2012	20,000	119,014
Dr. Pollard-Knight	6/7/2012	20,000	119,014
Mr. Pelzer	—	—	—
Mr. Rosenberg	—	—	—
Mr. Wyzga	3/1/2012 6/7/2012	20,000 20,000	154,350 119,014

(3)	At December 31, 2012, Mr. Cramb did not hold any stock options to purchase shares of our common stock. Mr. Cramb ceased to serve as a director in February 2012.

(4)	Mr. Goff joined our board of directors in March 2012 and ceased to serve as a director in May 2012. Mr. Goff did not receive compensation for serving on our board due to his affiliation with Novartis.

(5)	At December 31, 2012, Dr. Hockmeyer held stock options to purchase 160,000 shares of our common stock.

(6)	At December 31, 2012, Mr. Hodgson held stock options to purchase 160,000 shares of our common stock.

(7)	At December 31, 2012, Ms. Howson held stock options to purchase 78,333 shares of our common stock.

(8)	At December 31, 2012, Dr. Pollard-Knight held stock options to purchase 140,000 shares of our common stock.

(9)	Mr. Pelzer ceased to serve as a director in December 2012. Mr. Pelzer did not receive compensation for serving on our board due to his affiliation with Novartis.

(10)	Mr. Rosenberg did not and does not receive compensation for serving on our board due to his affiliation with Novartis. Mr. Rosenberg ceased to serve as a director in March 2012 but rejoined our board in December 2012.

(11)	Mr. Wyzga joined our board of directors on March 1, 2012. At December 31, 2012, Mr. Wyzga held stock options to purchase 40,000 shares of our common stock.

CORPORATE GOVERNANCE

Our board of directors strongly believes that good corporate governance policies and practices are important to ensure that Idenix is managed for the overall long-term benefit of our stockholders. We routinely review and update our corporate governance policies and practices that we believe will promote a high level of performance from our board of directors, officers and employees. This section describes key corporate governance guidelines and practices that our board has adopted. Complete copies of our Corporate Governance Guidelines, committee charters and Policy on Business Conduct and Ethics are available on our website at www.idenix.com under the caption “Investor — Corporate Compliance and Governance”. Alternatively, you can request a copy of any of these documents by writing to us, c/o Secretary, 320 Bent Street, Cambridge, Massachusetts 02141.

Corporate Governance Guidelines

Our board has adopted Corporate Governance Guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of Idenix and our stockholders. These guidelines provide a framework for the conduct of the board’s business and includes guidelines for, among other things, determining director independence, establishing criteria and qualifications of directors, conduct of meetings of the board and meetings of independent directors, access by the directors to management, independent consultants and professional advisors, and management evaluation and succession.

Director Independence

Relationship with Novartis. Under the terms of the second amended and restated stockholders’ agreement, we have agreed to use our reasonable best efforts to nominate for election one designee of Novartis for so long as Novartis and its affiliates own at least 15% of our voting stock. Mr. Rosenberg is the Novartis designee currently serving on our board.

We have also agreed, for so long as a Novartis designee serves on our board of directors, to permit the Novartis-designated director to serve on our board committees unless such committee service is prohibited by applicable law, rule or regulation, in which case the Novartis designee is entitled to serve on our board committees as a non-voting observer. Mr. Rosenberg currently serves on each of our board committees as a non-voting observer.

Board of Directors. Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of the following five directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is an “independent director” as defined in the NASDAQ rules: Wayne T. Hockmeyer, Thomas R. Hodgson, Tamar D. Howson, Denise Pollard-Knight and Michael S. Wyzga.

Committees. Our Audit Committee is composed entirely of independent directors as required by applicable SEC and NASDAQ rules, including Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our Compensation Committee is composed of independent directors. Our Nominating and Corporate Governance Committee is composed of independent directors. Anthony Rosenberg, the Novartis-designated director, who is not independent, serves as a non-voting observer to all of our board committees.

Meetings of Independent Directors

Our Corporate Governance Guidelines require that our independent directors regularly meet without management being present. On an as needed basis, the independent directors meet in executive session without management.

Director Attendance at Annual Meetings of Stockholders

Our Corporate Governance Guidelines provide that it is the responsibility of all of our directors to attend our annual meetings of stockholders. All of our directors serving on our board as of the 2012 annual meeting of stockholders attended that meeting.

Board of Directors

Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance. Among the primary responsibilities of our board of directors is the oversight of the management of our company. Our directors remain informed of our business and management’s activities by reviewing documents provided to them before each meeting and by attending presentations made by our chief executive officer and other members of management. At each meeting of the board of directors, our directors are advised of actions taken by each board committee. Directors have access to our books, records and reports and independent advisors. Members of our management frequently interact with and are at all times available to our directors.

Our board of directors met twelve times during fiscal 2012. Our board also acted by written consent five times during fiscal 2012. During fiscal 2012, each director attended at least 75% of the number of board meetings and the number of meetings held by all committees on which he or she then served.

Board Leadership Structure

Currently, the chairman of the board and chief executive officer positions are held by different individuals. As of March 1, 2012, the board chairman position has been held by Mr. Hodgson. Mr. Hodgson is an independent director within the meaning of NASDAQ rules. Our board of directors believes that separation of the chief executive officer and the chairman of the board positions is appropriate given the size of the board, the need for undivided attention of the chief executive officer to the implementation of strategic directives and his overall management responsibilities. As an independent director, Mr. Hodgson is able to provide leadership to the board without perceived or actual conflicts associated with individual and collective interests of management employees. From October 2010 to March 2012, Mr. Hodgson served as our lead director. His duties as chairman include the following:

•	Chairing meetings of the independent directors in executive session.

•	Meeting with any director who is not adequately performing his or her duties as a member of our board or any committee.

•	Facilitating communications between other members of our board and our president and chief executive officer.

•	Working with our president and chief executive officer in the preparation of the agenda for each board meeting and in determining the need for special meetings of our board.

•	Reviewing and, if appropriate, recommending actions to be taken with respect to written communications from stockholders submitted to our board.

•	Consulting with our president and chief executive officer on matters relating to corporate governance and board performance.

Our board of directors intends to periodically review the board leadership structure and, if in its judgment it deems appropriate, to make any necessary changes to such structure.

Committees of Our Board of Directors

Our board of directors has the following three standing committees: Audit, Compensation and Nominating and Corporate Governance. Each of these committees acts under the terms of a written charter approved by our board of directors. Copies of the committees’ charters, as currently in effect, are posted on our website at www.idenix.com under the caption “Investor — Corporate Compliance and Governance”.

•

The Audit Committee assists the board of directors in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements relating to finance and financial reporting matters and understanding of our accounting and financial reporting processes. The Audit Committee also assists the board of directors in overseeing and monitoring our compliance with the legal and regulatory requirements applicable to our business operations. Our Audit Committee has the sole authority and responsibility to select, evaluate, compensate and replace our independent registered public accounting firm. Our board of directors determined that Michael S. Wyzga, the chair of the audit committee, is a financial expert under applicable SEC rules. Charles W. Cramb served as our financial expert under applicable SEC rules prior to his resignation in February 2012. The Audit Committee met eight times in fiscal 2012.

•

The Compensation Committee (i) assists the board of directors with its overall responsibility relating to compensation and management development; (ii) recommends for approval by the board of directors the compensation of our president and chief executive officer and our non-employee directors; (iii) establishes annually the compensation of our other officers and the terms of employment agreements and arrangement with such officers, including any termination arrangements with such officers; (iv) effects the engagement of independent executive compensation consulting firms; and (v) administers our equity incentive plans. The process and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Compensation Discussion and Analysis”. The Compensation Committee met two times in fiscal 2012.

•

The Nominating and Corporate Governance Committee assists in developing and recommending to our board of directors sound corporate governance principles and practices, identifying and recommending qualified individuals to become members of our board of directors and reviewing and making recommendations to our board of directors with respect to management succession planning. The Nominating and Corporate Governance Committee met four times in fiscal 2012.

While each committee has its own charter and designated responsibilities, the committees act on behalf of the entire board of directors. The committees regularly report on their activities to the entire board of directors, and all members of our board of directors are entitled to receive copies of each committee’s agendas and minutes.

None of the members of any committee of our board of directors is or has been an officer of Idenix. Mr. Rosenberg is an employee of Novartis and serves as a non-voting observer on all of the committees of our board of directors. The current members of the committees of our board of directors are set forth in the following table:

Audit Committee(1)	Compensation Committee(2)	Nominating and Corporate Governance Committee(2)

Michael S. Wyzga (Chair)(3)	Wayne T. Hockmeyer (Chair)	Denise Pollard-Knight (Chair)
Tamar Howson	Thomas Hodgson	Wayne T. Hockmeyer
Denise Pollard-Knight	Michael S. Wyzga(4)	Tamar Howson

(1)	Mr. Rosenberg is a non-voting observer of the Audit Committee. Previously, Mr. Goff, a former member of our board, was a non-voting observer of the Audit Committee from March 2012 to May 2012. Prior to that, Mr. Rosenberg served as the non-voting observer of the Audit Committee from January 2012 to March 2012. Mr. Pelzer, a former member of our board, was a non-voting observer of the Audit Committee from May 2012 to December 2012.

(2)	Mr. Rosenberg is a non-voting observer of the Compensation Committee and the Nominating and Corporate Governance Committee. Previously, Mr. Pelzer, a former member of our board, was a non-voting observer of these two committees until December 2012.

(3)	Mr. Wyzga joined the Audit Committee in March 2012. Prior to that, Mr. Hodgson served on the Audit Committee from February 2012 to March 2012 and Mr. Cramb, a former member of our board, served on the Audit Committee until his resignation in February 2012.

(4)	Mr. Wyzga joined the Compensation Committee in March 2012. Prior to that Mr. Cramb, a former member of our board, served on the Compensation Committee until his resignation in February 2012.

Information About Our Nominating Process

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating individuals to become members of our board of directors, including the review of candidates recommended by our stockholders, and recommending such qualified individuals to our board of directors.

The process followed by the Nominating and Corporate Governance Committee to identify, evaluate and review candidates includes requests to members of our board of directors and others for recommendations, meeting from time to time to evaluate biographical information and background material relating to potential candidates, an assessment of such candidates’ qualifications vis-à-vis our director qualification standards described below, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the board of directors. In addition, the Nominating and Corporate Governance Committee may retain the services of an executive search firm to help identify and evaluate potential director candidates.

Stockholders may recommend to the Nominating and Corporate Governance Committee individuals for consideration as potential director nominees by submitting on a timely basis the name and background of the candidate to the Nominating and Corporate Governance Committee, c/o Secretary, Idenix Pharmaceuticals, Inc., 320 Bent Street, Cambridge, Massachusetts 02141. The Nominating and Corporate Governance Committee will consider a recommendation if appropriate biographical information and background material is provided. In addition to the biographical and background information, the stockholder making such recommendation must include a statement as to whether the stockholder or the group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Assuming that appropriate biographical and background material is timely provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of our board of directors or by other persons. If our board of directors determines to nominate a stockholder recommended candidate, such nominee’s name will be included in our proxy statement and our proxy card for the stockholder meeting at which such nominee’s election is recommended.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the board of directors, by following the procedures set forth under “Stockholder Proposals for the 2014 Annual Meeting.” Director candidates nominated in accordance with the procedures set forth under such section will be included in our proxy materials but may not be included in our proxy card for the next annual meeting.

At the annual meeting, stockholders will be asked to consider the election of the seven director nominees described in Proposal 1. Each of these nominees has been nominated for election by the Nominating and Corporate Governance Committee.

Director Qualification Standards

Directors should possess the highest personal and professional ethics and integrity, understand and be aligned with our core values, and be committed to representing the long-term interests of our stockholders. Directors must also be inquisitive, objective and have practical wisdom and mature judgment.

Our corporate governance guidelines specify that the value of diversity on the board should be considered in the director identification and nomination process. We endeavor to have a board of directors possessing strategic and policy-making experience and skills in business, healthcare, drug development, strategic collaborations, science and technology and the international arena. In considering whether to recommend any candidate for inclusion in our board of director’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in the charter of the Nominating and Corporate Governance Committee. These criteria include the candidate’s integrity, business acumen, experience, diligence, conflicts of interest and the ability to act in the interests of all of our stockholders. The Nominating and Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Nominating and Corporate Governance Committee believes that it is essential that our board members represent diverse viewpoints. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our board of directors believes that the backgrounds and qualifications of our directors, considered as a group, should provide diversity and a significant composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on our board of directors for an extended period of time. Our board of directors does not believe that arbitrary term limits or mandatory retirement ages on directors’ service are appropriate since such term limits or mandatory retirement age could result in the loss of directors who have developed insights into Idenix and our business and operations. Our board of directors annually engages in a self-evaluation process and a review of the requisite skills and criteria comprised by our board of directors and those to be sought in nominees for directors.

Communicating with the Board of Directors

We have established an Integrity Hotline for the confidential, anonymous submission by our directors, officers and employees of concerns regarding violations or suspected violations of our Policy on Business Conduct and Ethics, including matters relating to accounting and auditing matters. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of communications received by us, our board of directors and the Audit Committee regarding accounting, internal controls or auditing matters.

Our board of directors will give attention to written communications that are submitted by our stockholders and other interested parties. In general, communications relating to corporate governance and corporate strategy are more likely to be reviewed by our board than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from our counsel, the chair of the Nominating and Corporate Governance Committee is primarily responsible for monitoring communications from our stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate.

Written communications from our stockholders may be sent to: Idenix Pharmaceuticals, Inc., Nominating and Corporate Governance Committee Chair, 320 Bent Street, Cambridge, Massachusetts 02141.

Stockholders who wish to send other communications to our board of directors should address such communications to Board of Directors, c/o Secretary, Idenix Pharmaceuticals, Inc., 320 Bent Street, Cambridge, Massachusetts 02141.

Policy on Business Conduct and Ethics

Our board of directors is committed to legal and ethical conduct in fulfilling its responsibilities. We expect all of our directors, officers and employees to act ethically, legally and with integrity and in compliance with our Policy on Business Conduct and Ethics as well as our other policies and standards of conduct. Our Policy on Business Conduct and Ethics includes the code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. Our Policy on Business Conduct and Ethics is posted on our website at www.idenix.com under the caption “Investor — Corporate Compliance and Governance” and we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of our policy. To date, no waivers from any provision of our policy have been granted.

Oversight of Risk

We face a number of risks in our business, including risks related to preclinical and clinical research and development; regulatory reviews, approvals and oversight; intellectual property litigation, filings, prosecution, maintenance and challenges; the establishment and maintenance of strategic alliances; competition; the ability to access additional funding for our business; and other risks. Our management is responsible for the day-to-day management of the risks that we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. Our board and its committees fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices.

Our corporate governance guidelines specify that our directors have an obligation to become and remain informed about the risks and problems that affect our business and prospects. In general, our board oversees risk management activities relating to, among other things, business strategy, acquisitions, capital allocation, organizational structure and certain operational risks, including preclinical and clinical research and development, regulatory reviews, approvals and oversight, intellectual property development and protection. Our Audit Committee has the responsibility to review with management (i) Idenix’s system of internal controls and policies relating to the assessment of risk; (ii) Idenix’s policies with respect to risk assessment, risk management, our major financial and operational risk exposures; and (iii) the steps that management has taken to monitor and control such exposures, including a review of our insurance program. The Audit Committee also has the responsibility to oversee our compliance programs and monitor its performance by periodically reviewing significant compliance risk areas related to our business and the steps management has taken to monitor, control and report such compliance risk exposures. Our Compensation Committee oversees risk management activities relating to our compensation policies and practices. Finally, our Nominating and Corporate Governance Committee oversees risk management activities relating to board composition and management succession planning. Each committee reports to the full board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full board discuss particular risks.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2013 by:

•	each person or group known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our directors, including our president and chief executive officer;

•	each of the other executive officers named in the Summary Compensation Table under the heading “Executive Compensation” below; and

•	all of our current executive officers and directors as a group.

Unless otherwise indicated, to our knowledge, each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned (2)		Shares of Common Stock Issuable Under Stock Options (2)	Percentage of Common Stock Outstanding (3)
5% Stockholders
Novartis AG	33,320,674	(4)	—	24.9%
The Baupost Group, L.L.C.	24,740,200	(5)	—	18.5%
Brookside Capital Trading Fund, L.P.	12,664,950	(6)	—	9.5%
T. Rowe Price Associates, Inc.	11,758,938	(7)	—	8.8%

Directors
Ronald C. Renaud, Jr.	89,990		989,385	*
Wayne T. Hockmeyer	41,708		158,333	*
Thomas R. Hodgson	92,324		158,333	*
Tamar D. Howson	—		76,666	*
Denise Pollard-Knight	—		138,333	*
Anthony Rosenberg(8)	—		—	—
Michael S. Wyzga	—		32,083	*

Other Executive Officers
Daniella Beckman	—		111,417	*
Douglas Mayers	30,000	(9)	380,000	*
Maria D. Stahl	—		188,833	*
David N. Standring	67,575	(10)	394,167	*
All current directors and executive officers as a group (12 persons)	322,897		2,874,550	2.3%

*	Less than 1% of the shares of total common stock outstanding as of April 1, 2013.

(1)	The address of Novartis AG is Lichtstrasse 35 CH-4002 Basel, Switzerland. The address of The Baupost Group, L.L.C. is 10 St. James Avenue, Suite 1700, Boston, MA 02116. The address of Brookside Capital Trading Fund, L.P. is John Hancock Tower, 200 Clarendon Street, Boston, MA 02116. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. The address of all our executive officers and directors is c/o Idenix Pharmaceuticals, Inc., 320 Bent Street, Cambridge, Massachusetts 02141.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. Shares of our common stock issuable under stock options that are exercisable within 60 days after April 1, 2013 are deemed outstanding and are included for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	On April 1, 2013, there were 133,959,205 shares of our common stock outstanding.

(4)	Consists of 33,320,674 shares held by Novartis Pharma AG, a direct, wholly owned subsidiary of Novartis AG. This information is based solely on information set forth in a Schedule 13D/A filed with the SEC on August 10, 2012 jointly by Novartis AG and Novartis Pharma AG.

(5)	Consists of 24,740,200 shares held by The Baupost Group, L.L.C. The information is based solely on information set forth in a Schedule 13G/A filed with the SEC on February 8, 2013 jointly by The Baupost Group L.L.C (“Baupost”), SAK Corporation and Seth A. Klarman. Baupost is a registered investment adviser and acts as an investment adviser and general partner to certain investment limited partnerships. SAK Corporation is the Manager of Baupost. Mr. Klarman, as the sole director and sole officer of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership of the securities beneficially owned by Baupost.

(6)	Consists of 12,664,950 shares held by Brookside Capital Trading Fund, L.P., a Delaware limited partnership (the “Brookside Fund”). Brookside Capital Investors II, L.P., a Delaware limited partnership (“Brookside Investors II”) is the sole general partner of the Brookside Fund. Brookside Capital Management, LLC, a Delaware limited liability company, is the sole general partner of Brookside Investors II. This information is based solely on information set forth in a Schedule 13G/A filed by such entities on February 14, 2013.

(7)	Consists of 11,758,938 shares owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. This information is based solely on information set forth in a Schedule 13G/A filed with the SEC on February 11, 2013.

(8)	Mr. Rosenberg serves as head of partnering and emerging businesses of Novartis and does not have sole or shared voting or dispositive power over shares held by Novartis.

(9)	Consists of 30,000 shares held by Dr. Mayers’ spouse.

(10)	Includes 200 shares held by Dr. Standring’s spouse.

Executive Officers

The following table sets forth information relating to the individuals who serve as executive officers as of April 1, 2013:

Name	Age	Position
Ronald C. Renaud, Jr.	44	President and Chief Executive Officer and Director

Daniella Beckman	34	Senior Vice President, Chief Financial Officer and Treasurer

Paul J. Fanning	55	Senior Vice President, Human Resources

Douglas Mayers, M.D.	59	Executive Vice President, Clinical Development and Chief Medical Officer

Maria D. Stahl	42	Senior Vice President, General Counsel and Secretary

David N. Standring, Ph.D.	62	Executive Vice President and Chief Scientific Officer

Ronald C. Renaud, Jr. has served as our president and chief executive officer and a director since October 2010. Prior to that Mr. Renaud served as our chief financial officer and treasurer since June 2007 and as our chief business officer since June 2010. Prior to joining Idenix in 2007, Mr. Renaud served as senior vice president and chief financial officer of Keryx Biopharmaceuticals, Inc., a biopharmaceutical company, from February 2006 to May 2007. Mr. Renaud was a senior research analyst and global sector coordinator for JP Morgan Securities from May 2004 until February 2006, where he was responsible for the biotechnology equity research effort, covering all ranges of capitalized biotechnology companies. He also spent more than five years at Amgen, where he held positions in clinical research, investor relations and finance. Mr. Renaud holds a B.A. from St. Anselm College and an M.B.A. from the Marshall School of Business at the University of Southern California.

Daniella Beckman has served as our senior vice president, chief financial officer and treasurer since June 2012 and as our vice president, chief financial officer and treasurer from June 2011 to June 2012. From October 2010 to June 2011, Ms. Beckman served as our interim chief financial officer and treasurer. Prior to that, Ms. Beckman served as our corporate controller from March 2008 to October 2010. From March 2006 to March 2008, Ms. Beckman held positions at Coley Pharmaceutical Group, most recently as corporate controller. Prior to Coley, Ms. Beckman held positions at Biogen Idec from September 2004 through March 2006 as well as PricewaterhouseCoopers LLP from September 2000 through 2004. Ms. Beckman holds a B.A. from Boston University. She is also a Certified Public Accountant, or CPA.

Paul J. Fanning has served as our senior vice president, human resources since December 2007 and as our vice president, human resources from March 2004 to December 2007. Prior to joining Idenix, Mr. Fanning was employed by The Foxboro Company and its affiliates from 1984 to 2004, most recently as vice president, human resources at Invensys Process Systems from 2000 to 2004. Mr. Fanning holds an M.B.A. from Babson College and a B.S. from the University of Massachusetts.

Douglas Mayers, M.D. has served as our executive vice president, clinical development and chief medical officer since January 2007. Prior to joining Idenix, from May 2001 until January 2007, Dr. Mayers was with Boehringer Ingelheim Pharmaceuticals, Inc., where he served as vice president, therapeutic area of virology and was responsible for the strategic coordination of all HIV and hepatitis clinical trials in phases I through IV. Prior to joining Boehringer Ingelheim, Dr. Mayers conducted clinical trials in HIV research during his seventeen years in the United States Navy and his subsequent three years as the head of infectious diseases at Henry Ford Hospital. Dr. Mayers completed his M.D. at the University of Pennsylvania.

Maria D. Stahl has served as our senior vice president, general counsel and secretary since October 2010. Ms. Stahl served as our vice president, associate general counsel from February 2008 to November 2009 and as assistant general counsel from February 2007 to February 2008. Prior to rejoining Idenix, Ms. Stahl served as general counsel of Zipcar, Inc., a car sharing company, from November 2009 to October 2010. From February 2005 to February 2007, Ms. Stahl served as vice president, corporate counsel of Capital Crossing Bank. Prior to that, Ms. Stahl was at Wilmer Cutler Pickering Hale and Dorr LLP from 1997 to 2005. Ms. Stahl has a B.A. from Providence College and a juris doctorate from Yale Law School.

David N. Standring, Ph.D. has served as our executive vice president and chief scientific officer since February 2011. Previously, Dr. Standring served as our executive vice president, biology from December 2007 to February 2011, as senior vice president, biology from March 2006 to December 2007, as vice president, biology from March 2002 to March 2006 and as our executive director of biology from September 2000 to March 2002. Prior to joining Idenix, from February 1998 to July 2000, Dr. Standring served as research fellow and then as associate director, virology department at Schering-Plough Research Institute, a division of Schering Plough Corporation, a pharmaceutical company. From November 1994 to January 1998, Dr. Standring served as group leader, hepatitis, virology department at Bristol-Myers Squibb Research Institute. From 1984 to 1994, Dr. Standring was on the faculty of the University of California at San Francisco. Dr. Standring holds a B.A. from St. John’s College, Oxford University and a Ph.D. in Bioorganic Chemistry from Harvard University.

Each of our executive officers is elected or appointed by, and serves at the discretion of, the board of directors. Each of our executive officers devotes his or her full time to our affairs.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We have designed our executive compensation program to support our business goals and promote the long-term growth of the company. Specifically, our compensation program is designed to reflect a pay-for-performance philosophy that links short- and long-term cash and equity incentive awards of our employees to the achievement of measurable corporate and individual performance goals.

Our compensation philosophy is to target our executive officers’ compensation at a competitive rate. Generally, annual base salaries are targeted at the 50th percentile while total annual compensation is targeted between the 50th and 75th percentile as benchmarked against the total compensation of executive officers in comparable positions at a peer group of companies of similar size and market capitalization in the biotechnology sector. A substantial portion of total compensation for our executive officers is tied to key corporate strategies and operational goals such as drug discovery initiatives, clinical trial progress and other operational and financial measures. Variable compensation comprises a significant portion of target compensation for our executive officers. This results in actual compensation levels which reflect performance against corporate and individual goals.

Our compensation program is designed to mitigate risk while at the same time helping to retain our executives and to align their interests with those of our shareholders by allowing our executives to participate in the longer term success of Idenix. Design features and attributes of our compensation program which reinforce shareholder alignment include:

•	an annual incentive program whereby awards are only granted if pre-determined corporate objectives as set by our board of directors and individual objectives are met;

•

a long-term incentive program under which all employees, including our executive officers, are eligible to receive grants of stock options in order to align employee interests with those of our shareholders over the longer-term. Stock options are granted based on fixed share guidelines to mitigate stock price volatility which is common in the biopharmaceutical sector and, therefore, generally avoids the requirement to grant additional stock option awards in any year when stock performance may be below expectation;

•

our three-year annual equity “burn” rate (the number of shares granted divided by our common shares outstanding) is 2.0% from fiscal year 2010 through the end of fiscal 2012 which is below both the peer median and the Institutional Shareholders Services, or ISS, burn rate cap; and

•

change-in-control provisions in our written employment arrangements with our named executive officers require a “double trigger” such that the change-in-control must occur and the executive’s employment must terminate for specific reasons in order for compensation associated with the change-in-control to be paid.

We do not offer substantially different benefits or perquisites to our executives as compared to those benefits and perquisites offered to all other employees. We do not gross up any severance or change-in-control payments made to our executives.

At our 2011 annual meeting of stockholders held on June 2, 2011, of the stockholders who voted approximately 84% of stockholders voted to approve the non-binding advisory vote on executive compensation. The Compensation Committee believes this level of stockholder support reflects an endorsement of our compensation policies and philosophy and did not change the approach to executive compensation in 2013. At the 2011 annual meeting, a majority of our stockholders recommended that the non-binding vote on executive compensation occur every three years. The next shareholder advisory vote will be held in 2014.

Corporate performance did not fully meet expectations this past year. While the company achieved goals relating to the clinical development of IDX184, our lead candidate, IDX719, our NS5A inhibitor, and submitted an investigational new drug application, or IND, for IDX19368, our next generation nucleotide polymerase inhibitor, in August 2012, the U.S. Food and Drug Administration, or FDA, placed IDX184 on partial clinical hold and IDX19368 on clinical hold. In December 2012, we submitted a response package to the FDA for IDX184 and in February 2013, the FDA communicated to us that both of these programs will remain on clinical hold due to unresolved concerns regarding the potential for cardiac toxicity. As a result, we elected not to continue the development of these two programs. The impact of these clinical holds by the FDA during 2012 was a key item considered during the review of corporate performance and critical to compensation decisions. Other goals which were met and had a significant impact in regard to the compensation determinations for 2012 included those related to (1) the results of clinical trials involving IDX719, our NS5A inhibitor; (2) the advancement of our nucleotide pipeline; (3) the restructuring of our relationship with Novartis Pharma AG, or Novartis; and (4) the completion of a capital raise in August 2012. These and other considerations are discussed in greater detail below.

Overview of Our Philosophy

As noted above, the compensation philosophy of our board of directors is to target our executive officers’ compensation at a competitive rate, generally at the 50th percentile for base salaries and between the 50th and the 75th percentiles for total annual compensation, using the Towers Watson (an independent executive compensation consulting firm) benchmark data to provide analysis and specific information with respect to the peer group discussed above, as well as the Radford Global Life Sciences survey. Benchmarking and aligning base salaries is critical to our compensation program since other elements of our compensation are affected by changes in base salary. For example, payments under our annual cash performance incentive plan are targeted and paid out as a percentage of base salary. Adjustments to the base salary in any year are made based on the following considerations:

•	comparisons to our targeted compensation percentile within the proxy-based and survey data discussed above;

•	evaluation of the executive’s level of responsibility and experience;

•	an executive’s individual performance; and

•	company-wide performance.

Procedures for Determining Executive Compensation

The Compensation Committee of our board of directors has primary responsibility to assist the board in designing, implementing and maintaining a compensation program for our executive officers, including the oversight of the administration of our stock option plans. The responsibilities of the Compensation Committee are set forth in detail in the Compensation Committee charter and which can be found on our website at www.idenix.com under the caption “Investor — Corporate Compliance and Governance”. These responsibilities include:

•	determining the type and level of compensation for executive officers;

•	recommending to the board of directors the type and level of compensation for the chief executive officer;

•	recommending to the board of directors the compensation payable to non-employee directors; and

•	oversight of the administration of our stock option plans.

The Compensation Committee seeks to ensure that our executive compensation program contains an appropriate amount of compensation that is at risk for each of our executive officers and subject to the achievement of critical business objectives.

To help evaluate the appropriate levels of compensation with respect to each component of our compensation program, the Compensation Committee annually reviews the compensation levels of our named executive officers and other key executives against the compensation levels of comparable positions of a peer group of companies. The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. In recent years, including fiscal 2012, the Compensation Committee retained Towers Watson, an independent executive compensation consulting firm, to provide assistance in evaluating and developing our executive compensation program. Towers Watson provides the Compensation Committee with relevant market data regarding executive compensation. The Compensation Committee uses this market data as a guide against which the Compensation Committee evaluates the compensation of each of the executive officers, including the named executive officers, in light of the executive’s scope of responsibility and expertise. Towers Watson provides consulting services on behalf of the Compensation Committee and does not provide consulting or additional services for Idenix management.

Towers Watson generally provides the following:

•

compensation survey data to the Compensation Committee for purposes of benchmarking or comparing each compensation component within our executive compensation program — namely base salary, cash incentive programs, equity programs and benefits — to a group of other publicly traded companies engaged in the discovery and development of drug products. The peer group is based on the similarity of revenue size, market capitalization headcount and research and development expenditures;

•	assistance to interpret various sets of compensation data;

•	its own views on our compensation policies in general, compensation and competitiveness as compared to our stated compensation philosophy for each of our named executive officers; and

•	assistance in the selection of our peer group companies.

In gathering competitive market compensation data, Towers Watson generally utilizes two primary sources:

•	published compensation surveys for biotechnology and pharmaceutical companies; and

•	proxy information of selected peer organizations.

In fiscal 2012, Towers Watson utilized the 2012 Radford Global Life Sciences survey and comparable executive compensation information published in publicly available proxy statements from the peer group organizations set forth below to develop the competitive benchmark analysis. In addition, Towers Watson considered the overall economic environment and trends within the biopharmaceutical industry when making their observations and recommendations. Towers Watson provided its findings and observations in a written report to the Compensation Committee prior to the Compensation Committee making any determination or recommendation regarding the compensation of the executive officers.

In fiscal 2012, the Compensation Committee established total compensation targets for the executive officers using the Radford Global Life Sciences survey and the proxy information of a peer group comprised of 15 companies. When we refer to total compensation, we generally mean base salary, cash incentives and equity. The Compensation Committee reviews and approves the list of peer companies each year. Our current peer group consists of the following:

•	Achillion Pharmaceuticals, Inc.,
•	Alnylam Pharmaceuticals, Inc.,
•	Arena Pharmaceuticals, Inc.,
•	Ariad Pharmaceuticals, Inc.,

•	Array BioPharma, Inc.,
•	Dyax Corporation,
•	Exelixis, Inc.,
•	ImmunoGen, Inc.,
•	Infinity Pharmaceuticals, Inc.,
•	InterMune, Inc.,
•	Lexicon Pharmaceuticals, Inc.,
•	Medivation, Inc.,
•	Merrimack Pharmaceuticals, Inc.,
•	Neurocrine Biosciences, Inc., and
•	Rigel Pharmaceuticals, Inc.

In addition to reviewing the compensation of the named executive officers against the comparative data developed by Towers Watson, the Compensation Committee also considers benchmarking data as well as recommendations from our chief executive officer regarding compensation for all other personnel holding the position of vice president or higher. With respect to our chief executive officer, the Compensation Committee recommends increases to his base salary, if any, his target cash performance incentive and target equity amounts to our board for approval. The Compensation Committee’s recommendation is based upon several factors, including the benchmarking of our chief executive officer’s compensation against comparative data prepared by Towers Watson and, as more fully discussed below, achievement of corporate goals and objectives for the year.

Lastly, the Compensation Committee reviews a comprehensive analysis of all elements of each named executive officer’s compensation, including any amounts payable under severance or change-in-control arrangements under post-employment scenarios. This review also analyzes how changes in any element of compensation could impact other elements, particularly severance or change-in-control benefits, if applicable to the executive. Such analysis has become a key component in the Compensation Committee’s review of an executive’s compensation as the analysis allows the Compensation Committee to consider an executive’s overall compensation rather than only one or two specific components.

Review of Management’s Actual Performance Compared to Pre-Determined Goals

In the first quarter of each fiscal year, corporate and individual goals for the year are drafted by the chief executive officer and the other executive officers. These goals are weighted by relative importance to Idenix’s success. The corporate goals are presented to the Compensation Committee, which actively engages in the process of setting and finalizing the objectives for review and recommendation to the full board of directors. The corporate goals and their respective weightings are finalized and approved by the board of directors. The extent to which corporate and individual goals are achieved is used in determining annual cash incentive payments and is considered in determining equity awards for our executives. Individual goals are drafted by each executive officer and approved by the chief executive officer. The chief executive officer’s individual goals are the corporate goals due to the unique nature of his position.

Upon completion of the fiscal year, the chief executive officer evaluates the performance of each executive officer (other than himself) and assigns a proposed rating to such officer based upon his or her contribution to the achievement of the corporate and individual goals. The chief executive officer presents a summary recommendation to the Compensation Committee of the performance evaluations and ratings along with compensation recommendations for each executive officer (other than himself). The Compensation Committee reviews these recommended evaluations and also rates our overall performance against the corporate goals, as further described below, and then decides whether to approve or adjust the recommendations for individual executives made by the chief executive officer. In determining the executive’s performance in any year, including fiscal 2012, the Compensation Committee considers the difficulty of attaining the corporate and individual objectives, whether there were any extenuating circumstances or factors that needed to be considered and whether the stated objectives were met.

In addition, the Compensation Committee meets in executive session to discuss and review the compensation of the chief executive officer and his performance over the past year compared to the previously approved goals for the corresponding year and compares his compensation to third party compensation benchmark data prepared by Towers Watson. The Compensation Committee provides recommendations regarding our chief executive officer’s compensation to our board of directors. Our board of directors reviews and approves any changes in our chief executive officer’s compensation by the end of the first quarter of the fiscal year.

No executive officer, including our chief executive officer, recommends or determines any element or component of his or her own pay package or total compensation amount.

In the first quarter after each completed fiscal year, the Compensation Committee evaluates the company’s performance for the prior year against the pre-determined corporate objectives to determine the amount of funding for the total cash incentive pool for all employees, as discussed more fully below. For fiscal 2012, the performance ratings set forth in the table below were used to evaluate the achievement of the corporate objectives. The corporate objectives are divided into categories with relative weightings. The number of categories and their respective weightings varies from year to year. The Compensation Committee evaluates each category of objectives, establishes a performance rating for each and then determines an overall corporate cash incentive bonus pool based on the weighting of the categories of objectives. The determination of the corporate rating for each of the categories, while based primarily on the actual achievement of each objective within the category, also reflects a subjective analysis by the Compensation Committee.

An overall corporate performance rating of “Inadequate” results in the payment of less than 70% of the aggregate target cash incentive bonus pool. An overall corporate performance rating of “Strong” will equate to a payment of 70-110% of the aggregate target cash incentive bonus pool, and an overall corporate performance rating of “Outstanding” will equate to a payment of 100-200% of the aggregate target cash incentive bonus pool. The corporate performance rating scale and bonus payout potential is set forth in the table below.

Overall Corporate Performance Rating	Target Bonus Payout Potential
Outstanding	100-200% of Cash Incentive Bonus Pool
Strong	70-110% of Cash Incentive Bonus Pool
Inadequate	Less than 70% of Cash Incentive Bonus Pool

Once the overall corporate rating is determined for fixing the aggregate cash incentive pool for all employees, each executive officer’s individual performance is given a rating of “Outstanding Performer,” “Strong Performer,” or “Performer Needing Improvement.” These ratings are then used to determine the percentage of his or her individual cash incentive target amount that he or she is eligible to receive. The bonus payout potential for each performance category is as follows:

Performance Category	Bonus Payout Potential
Outstanding Performer	100-200% of Bonus Target
Strong Performer	70-110% of Bonus Target
Performer Needing Improvement	Less than 70% of Bonus Target

An executive officer’s actual bonus payout is determined by multiplying his or her cash bonus target by the percentage of the total cash incentive bonus pool that the Compensation Committee has determined to be allocable, and then multiplying that amount by the bonus payout percentage that the Compensation Committee has set based upon his or her individual performance. Set forth below are some examples of the calculation of individual cash incentive amounts for each performance category:

Performance Category	Bonus Target	Aggregate Corporate Incentive Pool for Fiscal 2012	Bonus Payout Percentage	Total Individual Cash Incentive
Outstanding Performer	$50,000	73%	110%	$40,150 ($50,000 x 0.73 x 1.10)
Strong Performer	$50,000	73%	80%	$29,200 ($50,000 x 0.73 x 0.80)
Performer Needing Improvement	$50,000	73%	50%	$18,250 ($50,000 x 0.73 x 0.50)

Other than the chief executive officer, a blending of the achievement of individual and corporate goals will determine actual bonus payout. The chief executive officer’s bonus payout is based solely on the corporate performance rating.

2012 Corporate Objectives

For fiscal 2012, the following is representative of our corporate goals, achievements and respective relative weightings:

1.	IDX184, a drug candidate for the treatment of hepatitis C virus, or HCV, accounted for 30% of overall corporate goals

Goal: Initiate broad Phase 2 program to support pivotal trials.

Achievement: We did not initiate a broad Phase 2 program as a result of the clinical hold placed on IDX184 by the FDA in August 2012. We did not achieve many of the other goals associated with IDX184 for fiscal 2012 also as a result of the clinical hold. In February 2013, the FDA communicated to us that IDX184 will remain on clinical hold due to unresolved concerns regarding the potential for cardiac toxicity. As a result, we elected not to continue the development of IDX184.

2.	NS5A Inhibitor program, accounted for 15% of overall corporate goals

Goal: Complete a three-day proof-of-concept clinical trial in HCV-infected patients in multiple genotypes.

Achievement: We completed a three-day proof-of-concept clinical trial in genotype 1 HCV-infected patients.

Goal: Develop and validate a solid dose formulation for IDX719.

Achievement: We developed and completed a solid dose formulation for IDX719 during fiscal 2012.

3.	Nucleoside/Nucleotide HCV polymerase program, accounted for 5% of overall corporate goals

Goal: Submitting an investigational new drug application, or IND, with the FDA for the preferred nucleoside/nucleotide drug candidate to support the initiation of a phase I clinical study.

Achievement: In July 2012, we submitted an IND to the FDA for IDX19368, a next generation nucleotide polymerase inhibitor. In August 2012, the FDA placed IDX19368 on clinical hold. As a result of the clinical hold we did not achieve many of the other goals associated with IDX19368 for fiscal 2012. In February 2013, the

FDA communicated to us that IDX19368 will remain on clinical hold due to unresolved concerns regarding the potential for cardiac toxicity associated with IDX184. As a result, we elected not to continue the development of IDX19368.

4.	Preclinical discovery program, accounted for 10% of overall corporate goals

Goal: Identifying novel nucleotide prodrugs with improved genotypic coverage and an acceptable preclinical safety profile.

Achievement: A novel lead nucleotide prodrug was selected and formulation for such compound was developed to support preclinical studies.

5.	Additional Goal Categories, accounted for 40% of overall corporate goals in the aggregate

Goal: Maintaining our patent portfolio in the nucleoside/nucleotide area in order to ensure that we maintain a strong competitive position.

Achievement: During the course of fiscal 2012, we filed many patent applications and were awarded patents that will help to maintain our patent portfolio in the nucleoside/nucleotide area in order to ensure that we maintain a strong competitive position in the marketplace.

Goal: Raise sufficient funds to enable the company to operate beyond 2013.

Achievement: We raised approximately $190.5 million in net proceeds and we managed our cash burn to enable the company to operate at least into the second half of 2014.

Goal: Objectives relating to increasing long-term shareholder value.

Achievement: We restructured our collaboration with Novartis such that Novartis would no longer have an exclusive option to our pipeline, allowing us to enter into partnerships with other third parties, such as the subsequent non-exclusive clinical trial collaboration agreement for IDX719 entered into with Janssen Pharmaceuticals, Inc. in January 2013.

For fiscal 2012, overall corporate performance was less than 100% as a result of the FDA clinical holds on IDX184 and IDX19368. The Compensation Committee determined to approve a total cash incentive bonus pool of 73% of the aggregate target cash incentive bonus pool. In making its determination, the Compensation Committee also recognized several key accomplishments during 2012. Specifically, the Compensation Committee acknowledged:

•	the results of the completed three-day proof-of-concept study for IDX719 and the development and validation of a solid dose formulation for IDX719:

•	the filing of the initial new drug application, or IND, for IDX19368:

•	the progress of our nucleotide discovery program;

•	the restructuring of the Novartis collaboration which allows for non-exclusive partnerships such as the one entered into with Janssen Pharmaceuticals, Inc. in January 2013; and

•	the successful capital raise completed in August 2012 which provided Idenix with sufficient cash to finance operations at least into the second half of 2014.

Components of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	annual cash performance incentive;

•	stock option awards;

•	benefits; and

•	severance and change-in-control payments.

We do not have a formal process for allocating compensation between long-term and short-term compensation or between cash and non-cash compensation, but, as discussed above, we do analyze peer group data and related third party information. The Compensation Committee, after reviewing information provided by Towers Watson, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

Base Salary

We use base salary to recognize the experience, skills, knowledge and responsibilities required of all of our employees, including our executives. When establishing base salaries, the Compensation Committee considered the level of an individual’s responsibility and experience, and reviewed both comparable positions in the market and the market demand for such executive’s skill sets at the time of hire. Base salaries may be increased for merit reasons, based on the executive’s success in meeting or exceeding individual performance objectives as well as our combined success in meeting corporate goals, subject to minimum salary requirements set forth in applicable employment agreements. Salaries for individual executive officers are compared to those of executives at peer group companies based on the surveys and proxy statement information described above. Base salaries may also be adjusted to maintain market competitiveness, as compared to our peers.

In the case of our named executive officers, the minimum base salary is mandated by our written employment arrangements with those executives. Increases in base salary, if any, generally take effect in March of each year.

For 2013, the Compensation Committee determined base salary increases were appropriate for certain of the named executive officers. In determining these increases, the Committee utilized the market data provided by Towers Watson, and, where appropriate based on scope of responsibility and individual contributions, approved certain salary adjustments to ensure that base salary levels are aligned with the compensation philosophy which targets base pay levels generally at the 50th percentile. As a result of information provided by Towers Watson to the Compensation Committee regarding the annual base salaries of similar positions of companies in our peer group, the Compensation Committee determined that the annual base salary of Douglas Mayers, our executive vice president, clinical development and chief medical officer would be increased from $364,000 to $380,000; Daniella Beckman, our senior vice president, chief financial officer and treasurer would be increased from $300,000 to $335,000 and Maria Stahl, our senior vice president and general counsel would be increased from $315,000 to $340,000.

For 2013, our board of directors determined, following a recommendation by the Compensation Committee, that our chief executive officer’s base salary be increased from $530,000 to $550,000 based upon Mr. Renaud’s strong performance during 2012 and market data provided by Towers Watson to the Compensation Committee.

Named Executive Officer	Title	2012 Salary	2013 Salary
Ronald C. Renaud, Jr.	President and Chief Executive Officer	$530,000	$550,000
Daniella Beckman	Senior Vice President, Chief Financial Officer and Treasurer	$300,000	$335,000
Douglas Mayers, M.D.	Executive Vice President, Clinical Development, and Chief Medical Officer	$364,000	$380,000
David N. Standring, Ph.D.	Executive Vice President and Chief Scientific Officer	$340,000	$340,000
Maria D. Stahl	Senior Vice President and General Counsel	$315,000	$340,000

Annual Cash Performance Incentive

We have an annual cash performance incentive plan for our executives. The annual cash performance incentive is intended to compensate for the direct contribution made by the executive to the achievement of company strategic, operational and financial goals through individual effort and achievement. Amounts payable under the annual cash performance incentive plan are calculated as a percentage of the executive’s base salary. A target annual incentive amount is established at the beginning of each year. The plan allows for awards ranging from 0% to 200% of the cash target amount. Other than for Mr. Renaud, the actual cash performance incentive award for an executive officer is determined according to the named executive officer’s level of achievement and performance category against the corporate objective and such executive’s individual objectives. Due to the expectations uniquely associated with his position as president and chief executive officer, Mr. Renaud’s cash incentive award is based solely on the achievement of corporate goals and objectives.

As noted above, for fiscal 2012, the Compensation Committee determined based on this rating to approve a total cash incentive pool of 73% of the aggregate target cash incentive bonus pool. Each named executive officer’s performance was evaluated against the corporate performance discussed above and his or her level of achievement against his or her individual pre-determined objectives and categorized as “Outstanding Performer,” “Strong Performer,” or “Performer Needing Improvement.”

Mr. Renaud’s overall rating was weighted based on the achievement of the corporate goals. Following a recommendation from the Compensation Committee, our board of directors approved a cash performance incentive for Mr. Renaud that is 73% of his target bonus based on the company’s overall achievement of corporate goals and objectives.

Ms. Beckman’s overall rating was associated with the general and financial operations of the company and an assessment of her individual goals and accomplishments as chief financial officer and treasurer, including her involvement in the successful capital raise completed in August 2012. Ms. Beckman received a cash performance incentive was slightly below 73% of her target (or approximately 71% of her target) based on these accomplishments and performance against operational objectives.

Dr. Mayers’ overall rating was weighted based on the achievement of goals associated with the clinical development of our compounds IDX184, IDX719 and IDX19368 and individual goals in support of other programs. Dr. Mayers’ cash performance incentive was below 73% of his target (or approximately 60% of his target) because not all clinical development goals pertaining to his department were fully realized in fiscal 2012 as a result of the FDA placing IDX184 and IDX19368 on clinical hold.

Dr. Standring’s overall rating was weighted based on the achievement of goals associated with IDX184, IDX719, IDX19368 and our discovery program, with individual goals associated with his position as chief scientific officer. Dr. Standring’s cash performance incentive was below 73% of his target (or approximately

55% of his target) due to the FDA placing clinical holds on IDX184 and IDX19368 and performance against other objectives.

Ms. Stahl’s overall rating was weighted based on both the achievement of corporate goals associated with general operations and her individual goals, including her involvement in the management of our intellectual property portfolio, restructuring of our collaboration with Novartis and the successful capital raise completed in August 2012. Ms. Stahl’s cash performance incentive was above 73% of her target (or approximately 83% of her target) based on these accomplishments.

The targeted cash performance incentive awards set in the first quarter of 2012, along with actual amounts paid in 2013 for performance in fiscal 2012, for our named executive officers is set forth in the following table:

Named Executive Officer	Title	2012 Targeted Cash Performance Incentive As a Percentage of Base Salary	Actual Performance Incentive As a Percentage of Base Salary for 2012	Actual Cash Performance Incentive Paid for 2012
Ronald C. Renaud, Jr.	President and Chief Executive Officer	60%	44%	$232,000

Daniella Beckman	Senior Vice President, Chief Financial Officer and Treasurer	35%	25%	$75,000

Douglas Mayers, M.D.	Executive Vice President, Clinical Development, and Chief Medical Officer	50%	30%	$110,000

David N. Standring, Ph.D.	Executive Vice President and Chief Scientific Officer	50%	27%	$93,000

Maria D. Stahl	Senior Vice President and General Counsel	35%	29%	$92,500

The incentive awards set forth in the table above were paid to the named executive officers in March 2013. Furthermore, the Compensation Committee determined that the bonus targets for Mses. Beckman and Stahl should each be increased from 35% to 50% to recognize the importance of their role within the executive management team and to be consistent from an internal equity perspective with the annual incentive opportunity targets offered to other members of the leadership team.

Stock Options

Our stock option program is the primary vehicle for offering long-term incentives to our executives, although the Compensation Committee has the authority to award other forms of equity-based compensation under our stock incentive plan. We believe that stock option grants provide our executives with a strong link to our long-term performance and create an ownership culture that helps align the interests of our executives and shareholders. In addition, the vesting feature of our stock option grants furthers our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. The Compensation Committee and the board closely oversee the annual “burn rate” or stock utilization rate under our stock option program to ensure that it is appropriate in proportion to the overall corporate stock option plan. We use the term “burn rate” to mean, and burn rate is generally defined as, the total number of shares subject to all equity awards granted during the fiscal year divided by the total number of shares outstanding plus the shares available for grant under our stock incentive plans at the end of the fiscal year. Our three-year average burn rate was 2.0% from fiscal year 2010 through the end of fiscal 2012, which is within the industry guidelines established by ISS, and is below the median of our peer group.

The annual target equity awards for named executive officers are set forth in such officer’s respective employment agreement, each of which have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2012. The Compensation Committee reviews these targets, and if necessary, makes any appropriate adjustments each year as part of the annual review process. The Compensation Committee determined not to increase these award targets for any of our executive officers for fiscal 2013 after reviewing market data provided by Towers Watson for each executive officer. The executive officers are awarded stock options with an exercise price equal to the fair market value of Idenix common stock on the date of the grant. For executive officers other than our chief executive officer, the Compensation Committee approves such grants of options. The stock options awarded to our chief executive officer are approved by our board of directors. Our board of directors determined not to increase Mr. Renaud’s stock option award target for fiscal 2013 after reviewing market data provided by Towers Watson. All stock options granted to our executive officers vest monthly over a four-year period.

Stock Option Grant Practices

Annual Stock Option Awards

Executive officers are eligible for an annual stock option grant which is also a key part of our overall compensation program. As noted above, we provide a portion of our executive compensation in the form of stock options that vest and become exercisable over time, because we believe these stock option grants help retain our executives and align their interests with those of our shareholders by allowing our executives to participate in the longer term success of Idenix. In considering annual stock option awards for our executives, the Compensation Committee conducts a review of all components of the executive’s compensation to ensure that an executive’s total compensation is consistent with our overall philosophy and objectives.

Stock awards are granted based on fixed share guidelines to mitigate stock price volatility which is common in the biopharmaceutical sector and, therefore, generally avoids the need to grant additional stock option awards in any year when stock performance may be below expectations. Stock awards to our executives are typically granted annually in conjunction with the review of individual performance. This review takes place at a regularly scheduled meeting of the Compensation Committee held during the first quarter of the fiscal year. During this review, the chief executive officer provides stock option award and target recommendations for the executive officers to the Compensation Committee. The Compensation Committee reviews the recommendations and is ultimately responsible for approval of all option grants and target amounts to executive officers, other than to our chief executive officer. Stock option grants and target amounts regarding our chief executive officer are recommended by the Compensation Committee for approval by our board of directors.

Determination of Stock Option Exercise Prices

Stock options are granted with an exercise price equal to the fair market value on the grant date, calculated as the average of the open and close prices of our common stock as reported on the NASDAQ Global Market on such date. Idenix has not re-priced stock options or granted any options below fair market value on the grant date. Idenix will not re-price stock options or grant options below fair market value on the grant date.

Initial New Hire Grant

Idenix provides an initial stock option award to all employees with regular employment status, which includes our executive officers. The amount of the award is based upon similar grants to individuals holding comparable positions in peer group companies, based on survey data. The amount of the initial stock option award is also reviewed in light of the employee’s base salary and other compensation to ensure that the employee’s total compensation is in line with our overall compensation philosophy.

Stock Option Grants for Fiscal 2012 and Target Grants for Fiscal 2013

During the first quarter of 2013, our named executive officers received long-term incentive awards as part of the annual review process for fiscal 2012 performance. No other long-term incentive awards were granted to the named executive officers in connection with their performance in fiscal 2012. These long-term awards granted for fiscal 2012 were at, below or above the target amounts for the named executive officers as a result of corporate and individual achievements during 2012.

For our 2012 fiscal year long-term incentive compensation, the Compensation Committee authorized a grant of stock options, which was made on February 20, 2013, to the named executive officers (other than Mr. Renaud). On February 21, 2013, our board of directors approved a stock option grant to our chief executive officer based on a recommendation of the Compensation Committee. Set forth in the table below are the stock option targets for fiscal 2012 for our named executive officers and the actual number of options granted to such named executive officers for fiscal 2012. The table also includes the stock option targets for fiscal 2013 for our named executive officers.

Our chief executive officer, Mr. Renaud, was granted a stock option to purchase 500,000 shares of our common stock, which was above his target for fiscal 2012 in consideration of his contributions to the achievement of certain corporate goals for fiscal 2012, specifically, the restructuring of the Novartis collaboration and the successful capital raise completed in August 2012 which provided Idenix with sufficient cash to finance operations at least into the second half of 2014. Our board of directors also took into consideration Mr. Renaud’s leadership and strategic direction during a challenging year for the organization and his continuing contributions to the future success of Idenix.

Ms. Beckman, our senior vice president, chief financial officer and treasurer, was granted a stock option to purchase 100,000 shares of our common stock, which was above her target for fiscal 2012, in recognition of the achievement of certain corporate goals for fiscal 2012 and in consideration of market data prepared by Towers Watson related to ownership guidelines of chief financial officers of companies in our peer group.

For fiscal 2012, our chief medical officer, Dr. Mayers, was granted a stock option to purchase 120,000 shares of our common stock, which was at his target for fiscal 2012 in consideration of the achievement of certain corporate and individual goals for fiscal 2012.

Dr. Standring, our executive vice president and chief scientific officer, was granted a stock option to purchase 95,000 shares of our common stock, which was below his target for stock options in consideration of performance against certain corporate and individual goals for fiscal 2012.

Ms. Stahl, our general counsel, was granted a stock option to purchase 100,000 shares of our common stock, which was equal to her target for stock options in consideration of the achievement of individual and corporate goals for fiscal 2012, including her involvement in the restructuring of the Novartis collaboration and the successful capital raise completed in August 2012.

The Compensation Committee (and our board of directors, in the case of Mr. Renaud) determined that in light of market data, for the year ending December 31, 2013, the targeted shares underlying stock options for fiscal 2013 would remain the same for the named executives set forth in the table below.

Named Executive Officer	Title	Targeted Shares Underlying Stock Options for fiscal 2012	Stock Options Granted for fiscal 2012	Targeted Shares Underlying Stock Options for fiscal 2013
Ronald Renaud	President and Chief Executive Officer	350,000	500,000	350,000

Daniella Beckman	Senior Vice President, Chief Financial Officer and Treasurer	85,000	100,000	85,000

Douglas Mayers, M.D.	Executive Vice President, Clinical Development and Chief Medical Officer	120,000	120,000	120,000

David N. Standring, Ph.D.	Executive Vice President and Chief Scientific Officer	120,000	95,000	120,000

Maria D. Stahl	Senior Vice President and General Counsel	100,000	100,000	100,000

Grants of stock options are designed and administered so that they are not subject to the limits on the company’s ability to take federal income tax deductions for executive compensation over $1.0 million per year, imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended.

Benefits

We do not offer substantially different benefits or perquisites to our executives as compared to those benefits and perquisites offered to all other employees. We maintain benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. During 2012, all eligible and participating employees receive a 401(k) match of fifty percent (50%) on contributions, up to the first six percent (6%) of eligible compensation. Executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

We also provide all employees, including executive officers with a flexible spending account plan and paid time off benefits including, vacation, sick time and holidays. In addition, we reimburse the chief executive officer for term life insurance coverage of $2.0 million and for supplemental disability coverage. We also provide, from time to time, payment or reimbursement of expenses in connection with the relocation of our executive officers, including amounts required to gross up these expenses for tax purposes. We do not offer or provide any additional perquisites (other than those noted here) to the chief executive officer or any other officer of the company.

Severance and Change-in-Control Payments

We have entered into written employment arrangements with each of our named executive officers providing for, among other things, severance and change-in-control benefits as described below. We have worked to design our severance and change-in-control arrangements to be competitive, and we periodically review these arrangements relative to current market trends. We review the total compensation arrangements for each of our executives to determine whether the potential benefits that our current severance and change-in-control arrangements provide are proportionate to the value brought to Idenix by each of the executives, and we believe our current severance and change-in-control benefits are appropriate.

We believe that the severance plans for executives are consistent with our goal of offering compensation packages that enable us to attract and retain talented executives on terms consistent with the interests of our shareholders. While we do not believe that the provision of a severance plan is likely to be a determinative factor in an executive’s decision to join Idenix, the absence of such a plan could present a distinct competitive disadvantage in the market for talented executives. We do not gross up any severance or change-in-control payments made to our executives.

For each of our named executive officers, the receipt of the severance and change-in-control payments described below are conditioned upon the executive officer agreeing not to engage in the following activities:

•

for a period of 12 months (18 months, in the case of Mr. Renaud) following termination of employment, engage in a business enterprise that competes with company’s business, particularly an entity that discovers, develops or commercializes therapeutics for the treatment of HBV, HCV and HIV;

•	for a period of 12 months (18 months, in the case of Mr. Renaud) following termination of employment, solicit or divert business partners of the company; and

•

for a period of 12 months (18 months, in the case of Mr. Renaud) following termination of employment, solicit, induce or attempt to induce an employee or independent contractor of the company to terminate his/her employment with the company.

Severance Payments

In the event that we terminate the employment of any of our named executive officers (other than Mr. Renaud) for reasons other than cause (as defined in their respective employment agreements), or if our named executive officers (other than Mr. Renaud) terminates his or her respective employment for good reason (as defined in his or her respective employment agreement), each executive is entitled to receive the following:

•

a lump sum payment equivalent to one times the executive officer’s base salary at the time of termination and the greater of: (i) the current year target cash performance incentive or (ii) the cash performance incentive earned in the year preceding the year in which the termination of employment occurs;

•	immediate vesting and exercisability of all outstanding equity awards; and

•

benefits continuation pursuant to the federal “COBRA” laws, and continued payment by Idenix of premiums for the executive officer (and his/her covered dependents) under the group health and dental coverage at the active employee rates for a period of 12 months subsequent to the date of termination.

In the event our board of directors terminates Mr. Renaud’s employment for reasons other than cause (as defined in his employment agreement), or he terminates his employment for good reason (as described in his employment agreement), Mr. Renaud is entitled to receive the following:

•	a lump sum payment equivalent to one and one half times his base salary at the time of termination;

•

one and one half times the greater of: (i) his current year target cash performance incentive or (ii) the cash performance incentive earned in the year preceding the year in which the termination of employment occurs;

•	immediate vesting and exercisability of all outstanding equity awards; and

•

benefits continuation pursuant to the federal “COBRA” laws, and continued payment by Idenix of premiums for him (and his covered dependents) under the group health, dental, and, in certain circumstances, life insurance coverage at the active employee rates for a period of 18 months subsequent to the date of termination.

Change-in-Control Payments

We have designed our change-in-control policies to provide income continuity after a change-in-control of the company that results in the executive being separated from the company. Our policy in the case of change-in-control benefits has been to structure these as “double trigger” benefits. In other words, the change-in-control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated or the executive terminates his or her employment for good reason during a specified period after the change-in-control. We believe a “double trigger” benefit maximizes shareholder value because it prevents an unintended windfall to executives in the event of a friendly change-in-control, while still providing them appropriate incentives to cooperate in negotiating any change-in-control in which they believe they may lose their jobs. Under the terms of their respective employment arrangements, if, within one year following a change in control of Idenix, the employment of our named executive officers (other than Mr. Renaud) is terminated without cause or if such officer terminates his or her employment for good reason, the officer is entitled to, in addition to any severance payment, an additional lump-sum payment in an amount equal to:

•	such officer’s annual base salary; and

•	the greater of such officer’s target cash performance incentive amount or the cash incentive award earned in the year preceding the year in which the termination occurs.

Under the terms of his employment arrangement, if, within one year following a change in control of Idenix, Mr. Renaud’s employment is terminated without cause or if Mr. Renaud terminates his employment for good reason, Mr. Renaud is entitled to, in addition to any severance payment, an additional lump-sum payment in an amount equal to:

•	one half his annual base salary; and

•	one half the greater of his target cash performance incentive amount or the cash incentive award earned in the year preceding the year in which the termination occurs.

The agreements we have with our named executive officers provide that the amount of severance benefits payable to such executive may be reduced by an amount such that the excise tax provisions of sections 280G and 4999 of the Internal Revenue Code of 1986 would not apply to such payments. The severance benefits payable will only be so reduced if the net after tax amount that would be received by the executive is greater than the net after-tax amount that would have been received without such reduction.

Tax Considerations

The Internal Revenue Service, pursuant to Section 162(m) of the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief executive officer and our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary

The Compensation Committee believes that our compensation programs are designed and administered in a manner consistent with its compensation philosophy and objectives. We continually monitor these programs in recognition of the dynamic marketplace in which we compete for talent. We intend to continue to emphasize pay-for-performance and equity-based incentive programs that reward executives for actual results and that are consistent with shareholder interests.

Narrative Disclosure of our Compensation Policies and Practices as They Relate to Risk Management

Our Compensation Committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. Our Compensation Committee believes that any such risks are mitigated by:

•

the multiple elements of our compensation packages, including base salary, annual bonus programs and equity awards that vest over multiple years and are intended to motivate employees to take a long-term view of our business;

•

the structure of our annual cash bonus program that is based on a number of different performance measures (including goals related to our drug candidates and related programs, our discovery program and objectives relating to our general operations of the company, such as budget control, forecasting and financial reporting) and, generally, on both individual and corporate goals to avoid employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business;

•	the use of individual performance targets that we believe are somewhat aggressive yet reasonable and should not require undue risk-taking to achieve;

•	goals being set appropriately to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	annual cash performance incentive awards for all employees are capped at two hundred percent (200%) of target amount; and

•	multi-year vesting of our equity awards that properly account for the time horizon of risk.

EXECUTIVE COMPENSATION

Compensation Summary

The following table contains information with respect to the compensation for the fiscal year ended December 31, 2012 of our chief executive officer, chief financial officer and our three most highly compensated executive officers serving as executive officers at the end of the last completed fiscal year other than the chief executive officer and chief financial officer. We refer to the executive officers identified in this table as our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Ronald C. Renaud, Jr., President and Chief Executive Officer (4)	2012 2011 2010	$500,961 479,167 367,600	— — —	$2,894,063 593,340 963,060	$232,000 300,000 66,850	$16,190 11,257 3,282	(5) (5) (5)	$3,643,214 1,383,764 1,400,792

Daniella Beckman, Senior Vice President Chief Financial Officer and Treasurer (6)	2012 2011 2010	276,923 211,767 153,430	— — —	781,220 201,731 13,156	75,000 84,000 12,128	9,002 4,044 2,594	(7) (7) (7)	1,142,145 501,542 181,308

Douglas Mayers, M.D. Executive Vice President, Clinical Development and Chief Medical Officer	2012 2011 2010	347,308 346,667 330,000	— — —	976,525 119,802 70,212	110,000 210,000 51,975	9,002 4,109 34,012	(8) (8) (9)	1,442,835 680,578 486,199

David N. Standring, Ph.D. Executive Vice President, Chief Scientific Officer	2012 2011 2010	324,038 315,833 268,750	— — —	976,525 247,225 87,765	93,000 170,625 37,800	8,120 4,510 3,337	(10) (10) (10)	1,401,683 738,193 397,652

Maria D. Stahl, Senior Vice President and General Counsel (11)	2012 2011 2010	300,000 300,000 68,269	— — 70,000(13)	781,220 159,739 355,515	92,500 110,250 8,269	6,643 3,734 —	(12) (12)	1,180,363 573,723 502,053

(1)	Salary increases generally occur in March and are not retroactive to January. We changed our pay practices effective January 2012 to a bi-weekly payroll from a bi-monthly payroll. For these reasons, the amount actually paid to the named executive officer in fiscal 2012 may be lower than such person’s base salary for that year. In the case of Ms. Beckman, she received a second salary increase in June 2011 in connection with her promotion to vice president, chief financial officer and treasurer.

(2)	The amounts in the Option Awards column reflect the grant date fair value of option awards granted during fiscal 2012 under our stock incentive plans, in accordance with FASB ASC Topic 718. There can be no assurance that FASB ASC Topic 718 amounts will reflect actual amounts realized. Refer to Note 9, “Equity Incentive Plans and Share-Based Compensation”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal 2012 filed with the SEC on February 25, 2013 for the relevant assumptions used to determine the valuation of our option awards.

(3)	The amounts shown in this column reflect cash bonus awards paid to our named executive officers under our annual performance-based incentive bonus plan for performance in the year indicated.

(4)	Mr. Renaud has served as president and chief executive officer since October 2010. From June 2007 to October 2010, Mr. Renaud served as our chief financial officer and treasurer.

(5)	Consists of amounts paid as a company match to Mr. Renaud’s 401(k) contribution for 2012, 2011 and 2010, respectively, and for supplemental life insurance premiums paid by Idenix and for company paid insurance premiums for 2012 and 2011, respectively.

(6)	Ms. Beckman has served as senior vice president, chief financial officer and treasurer since June 2012. She served as vice president, chief financial officer and treasurer from June 2011 to June 2012. From October 2010 to June 2011, she served as interim chief financial officer and treasurer.

(7)	Consists of amounts paid as a company match to Ms. Beckman’s 401(k) contribution for 2012, 2011 and 2010, respectively, and company paid insurance premiums for 2012 and 2011, respectively.

(8)	Consists of amounts paid as a company match to Dr. Mayers’ 401(k) contribution and company paid insurance premiums for 2012 and 2011, respectively.

(9)	Consists of amounts paid as a company match to Dr. Mayers’ 401(k) contribution and for air fare (and the gross up of such amount) apportioned to Dr. Mayers’ spouse.

(10)	Consists of amounts paid as a company match to Dr. Standring’s 401(k) contribution for 2012, 2011 and 2010, respectively, and company paid insurance premiums for 2012 and 2011, respectively.

(11)	Ms. Stahl rejoined the company as an executive officer in October 2010.

(12)	Consists of amounts paid as a company match to Ms. Stahl’s 401(k) contribution and company paid insurance premiums for 2012 and 2011, respectively.

(13)	Consists of a cash signing bonus in connection with the re-hiring of Ms. Stahl.

Grants of Plan-Based Awards

The following table shows information concerning each grant of an award made to a named executive officer during fiscal 2012 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Grants of Plan-Based Awards

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (4)	Closing Price of Stock on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)(3)
Ronald C. Renaud, Jr.	3/1/2012 3/1/2012 3/1/2012	-	$318,000	636,000	-	350,000	-	375,000	$11.93	$11.97	$2,894,063

Daniella Beckman	2/29/2012 2/29/2012 2/29/2012	-	105,000	210,000	-	100,000	-	100,000	$12.08	$11.78	$781,220

Douglas Mayers, M.D.	2/29/2012 2/29/2012 2/29/2012	-	182,000	364,000	-	120,000	-	125,000	$12.08	$11.78	$976,525

David N. Standring, Ph.D.	2/29/2012 2/29/2012 2/29/2012	-	170,000	340,000	-	120,000	-	125,000	$12.08	$11.78	$976,525

Maria D. Stahl	2/29/2012 2/29/2012 2/29/2012	-	110,250	220,500	-	100,000	-	100,000	$12.08	$11.78	$781,220

(1)	Consists of potential cash payments under our annual performance-based incentive bonus plan for executives for fiscal 2012. Actual cash bonus amounts awarded in March 2013 for fiscal 2012 performance are set forth in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation” for fiscal 2012.

(2)	Consists of potential stock option awards for executives under our annual performance-based incentive bonus plan for executives. For such stock option awards, the grant date fair value, in accordance with FASB ASC Topic 718, is set forth in the Summary Compensation Table under the column “Option Awards” for fiscal 2012.

(3)	No set maximum exists for equity incentive plan awards. Actual equity incentive plan awards are made at the discretion of our Compensation Committee or, in the case of awards to our chief executive officer, at the discretion of our board of directors based upon the Compensation Committee’s recommendation.

(4)	The exercise price of a share of our common stock on a particular date for purposes of granting stock options is determined as the average of the open and close prices as reported on The NASDAQ Global Market on such date.

(5)	The amounts in this column represent the grant date fair value of each equity award as determined in accordance with FASB ASC Topic 718. These amounts do not include the grant date fair value of equity awards calculated under FASB ASC Topic 718 of stock option awards granted in February 2013 under our fiscal 2012 annual performance-based incentive plan for executives.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding unexercised stock options held by our named executive officers as of December 31, 2012.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
Ronald C. Renaud, Jr.	225,000	—	6.12	6/27/2017
	10	—	2.41	11/8/2017
	80,000	—	5.18	2/21/2018
	107,708	2,292	5.46	2/13/2019
	37,917	27,083	2.96	2/9/2020
	168,750	131,250	4.28	10/27/2020
	143,750	156,250	3.14	2/21/2021
	78,125	296,875	11.93	2/28/2022

Daniella Beckman	15,000	—	5.32	3/2/2018
	5,875	125	5.46	2/13/2019
	5,469	2,031	2.96	2/9/2020
	14,375	15,625	3.17	2/20/2021
	19,792	30,208	4.57	6/1/2021
	22,917	77,083	12.08	2/28/2022

Douglas Mayers, M.D.	100,000	—	8.88	1/21/2017
	40,000	—	2.41	11/8/2017
	80,000	—	5.18	2/21/2018
	39,167	833	5.46	2/13/2019
	29,167	10,833	2.96	2/9/2020
	28,750	31,250	3.17	2/20/2021
	28,646	96,354	12.08	2/28/2022

David N. Standring, Ph.D.	20,000	—	12.05	2/1/2014
	20,000	—	19.14	2/27/2015
	20,000	—	21.11	3/6/2016
	25,000	—	8.12	3/5/2017
	30,000	—	2.41	11/8/2017
	70,000	—	5.18	2/21/2018
	44,063	937	5.46	2/13/2019
	36,458	13,542	2.96	2/9/2020
	59,896	65,104	3.14	2/21/2021
	28,646	96,354	12.08	2/28/2022

Maria D. Stahl	84,375	65,625	3.87	10/10/2020
	38,333	41,667	3.17	2/20/2021
	22,917	77,083	12.08	2/28/2022

(1)	Options vest in 48 equal monthly installments beginning on the last day of the month of the date of grant. Options exercisable set forth herein, if exercised, would provide voting power with respect to the shares of common stock underlying such options.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the exercise of stock options during fiscal 2012 for each of the named executive officers:

OPTION EXERCISES DURING FISCAL 2012

	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)(1)
Ronald C. Renaud, Jr.	74,990	186,223
Daniella Beckman	—	—
Douglas Mayers. M.D.	—	—
David N. Standring, Ph.D.	—	—
Maria D. Stahl	—	—

(1)	Value represents the difference between the closing price per share of our common stock on each date of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.

Potential Payments Upon Termination or Change in Control

Potential payments made to our named executive officers in the instance of a termination without cause or a termination for good reason or in the case of change in control benefits upon a “double trigger” are discussed in greater detail under “Compensation Discussion and Analysis— Severance and Change in Control Benefits”.

The table below sets forth the potential payments to our named executive officers assuming a termination event occurred as of December 31, 2012.

POTENTIAL TERMINATION PAYMENTS

	Salary and Bonus(1)	Acceleration of Vesting of Equity Awards(2)	Other Payments(3)	Total
Ronald C. Renaud, Jr.	$1,272,000	$806,874	$34,950	$2,113,824
Daniella Beckman	405,000	72,741	23,300	501,041
Douglas Mayers, M.D.	546,000	274,000	23,300	843,300
David N. Standring. Ph.D.	510,000	381,450	16,332	907,782
Maria D. Stahl	425,250	281,400	23,300	729,950

(1)	This amount represents a lump sum payment equivalent to one times the executive’s base salary (one and one half times in the case of Mr. Renaud) at the time of termination plus an amount equal to one times (one and one half times in the case of Mr. Renaud) the greater of such executive’s current year target bonus or the cash bonus earned in the year preceding the year in which the termination occurs.

(2)	All equity awards vest and become immediately exercisable in full upon a termination event. This amount is equal to the number of options multiplied by the difference between the exercise price of such option and the closing stock price of our common stock on December 30, 2012 ($4.85) as reported by The NASDAQ Global Market.

(3)	Represents amounts related to continued medical, dental and other benefits for such officer and his or her eligible dependents for up to 12 months (18 months after termination in the case of Mr. Renaud) as set forth in such officer’s employment agreement or arrangement.

The table below sets forth the potential payments to our named executive officers assuming a change in control event occurred as of December 31, 2012.

POTENTIAL CHANGE IN CONTROL PAYMENTS

	Total Termination Payments(1)	Change in Control Payment(2)	Total
Ronald C. Renaud, Jr.	$2,113,824	$424,000	$2,537,824
Daniella Beckman	501,041	405,000	906,041
Douglas Mayers, M.D.	843,300	546,000	1,389,300
David N. Standring, Ph.D.	907,782	510,000	1,417,782
Maria D. Stahl	729,950	425,250	1,155,200

(1)	This amount represents the aggregate amount payable to such officer with respect to a termination event as set forth in the “Total” column of the above table “Potential Termination Payments”.

(2)	Amount represents a lump sum payment equivalent to one times the executive’s base salary (one half times in the case of Mr. Renaud) at the time of termination plus an amount equal to one times (one half times in the case of Mr. Renaud) the greater of such executive’s current year target bonus or the cash bonus earned in the year preceding the year in which the change in control occurs.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee had any relationship with us requiring disclosure under Item 407(e)(4) of Regulation S-K under the Exchange Act.

No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Idenix’s board of directors or Compensation Committee.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2012. All of our option plans have been approved by our shareholders.

Equity Compensation Table

	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	7,555,598(1)	$7.60	10,370,339(2)

Equity compensation plans not approved by security holders	—	—	—

Total	7,555,598	—	10,370,339

(1)	Consists of 689,135 shares of common stock issuable upon exercise of options under our 1998 Equity Incentive Plan, 6,707,713 shares of common stock issuable upon exercise of options under our 2005 Stock Incentive Plan and 158,750 shares of common stock issuable upon exercise of options under our 2012 Stock Incentive Plan.

(2)	Consists of shares of common stock issuable under our 2005 Stock Incentive Plan and our 2012 Stock Incentive Plan. Our 2005 plan and our 2012 plan authorizes the issuance of stock options, restricted and unrestricted stock, stock appreciation rights, performance shares and other equity-based awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Idenix’s Annual Report on Form 10-K for fiscal 2012.

By the Compensation Committee

Wayne T. Hockmeyer, Chair

Thomas Hodgson

Michael S. Wyzga

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee. The Audit Committee, among other matters, is responsible for assisting the board in its oversight of the integrity of our financial statements and the qualifications, independence and performance of our independent registered public accounting firm.

The Audit Committee reviewed and discussed our audited consolidated financial statements for fiscal 2012 with our management. The Audit Committee also reviewed and discussed our audited consolidated financial statements, the audit of our internal control over financial reporting and the matters required to be discussed by SAS No. 61, as amended, (Codification of Statements on Auditing Standards, AU Section 380 as adopted by the Public Company Accounting Oversight Board in Rule 3200T) with PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by the Public Company Accounting Oversight Board Rule 3526 (Public Company Accounting Oversight Board Rule 3526 Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP the matters disclosed in this letter and their independence.

The Audit Committee also considered whether PricewaterhouseCoopers LLP’s provision of other non-audit related services to us is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for fiscal 2012 and selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013.

By the Audit Committee

Michael S. Wyzga, Chair

Tamar Howson

Denise Pollard-Knight

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

In March 2007, our board of directors adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Idenix is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person”, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction”, the related person must report the proposed related person transaction to our general counsel, who would then notify the Audit Committee of such transaction. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, if the amount involved in such transaction is not greater than $250,000. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Idenix’s best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the party receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter. In addition, the policy does not apply to transactions with Novartis Pharma AG and its affiliates, each of which are reviewed and approved by the Audit Committee pursuant to the terms of its charter to the extent such transaction constitutes a “related party transaction” within the meaning of Item 404 of Regulation S-K.

Relationship with Novartis Pharma AG

In May 2003, we entered into a collaboration with Novartis relating to the worldwide development and commercialization of our drug candidates licensed by Novartis. Simultaneously, Novartis purchased approximately 54% of our then outstanding capital stock from our stockholders for $255 million in cash, with an additional aggregate amount of up to $357 million contingently payable to these stockholders if we achieve pre-determined development milestones with respect to the development of specific drug candidates for the treatment of hepatitis C virus, or HCV. In July 2012, we and Novartis materially modified our collaboration by executing the termination agreement and the second amended and restated stockholders’ agreement.

In May 2003, our collaboration with Novartis included the following agreements and transactions:

•	the development and commercialization agreement, under which we collaborated with Novartis to develop, manufacture and commercialize our drug candidates which Novartis licensed from us;

•

the manufacturing and supply agreement, under which Novartis manufactured for us the active pharmaceutical ingredient, or API, for the clinical development and, under certain circumstances, commercial supply of drug candidates Novartis licensed from us and for the finishing and packaging of licensed products;

•

the stock purchase agreement, under which Novartis purchased approximately 54% of our then outstanding capital stock from certain stockholders for $255.0 million in cash, with an additional aggregate amount of up to $357.0 million contingently payable to these stockholders if we achieve predetermined milestones with respect to the development of specific HCV drug candidates, including valopicitabine, which we ceased developing in July 2007;

•

the stockholders’ agreement, which was subsequently amended and restated in July 2004 and amended in April 2011, which provided Novartis with, among other things, registration rights, certain corporate governance rights including board representation and participation rights in future issuances of our securities; and

•

a letter agreement, which was subsequently amended in January 2009 and April 2011. We refer to the letter agreement, as amended, as the letter agreement. The letter agreement provided Novartis with rights regarding the appointment and removal of our chief financial officer and other matters.

Pursuant to the termination agreement, as of July 31, 2012, the development and commercialization agreement was terminated in its entirety, other than with respect to certain provisions of the agreement and an amendment made in September 2007 to the agreement that are specifically referenced as surviving in the termination agreement as described more fully below. The manufacturing and supply agreement, the letter agreement, a commercial manufacturing agreement entered into in June 2006 between Idenix and Novartis, which we refer to as the commercial manufacturing agreement, and a transition services agreement entered into in September 2007 among Idenix, Idenix (Cayman) Limited and Novartis, which we refer to as the transition services agreement, were each respectively terminated in their entireties as of July 31, 2012 pursuant to the termination agreement. The stockholders’ agreement was amended and restated in its entirety, as described more fully below. The stock purchase agreement remains in full force and effect.

Termination Agreement

Termination of Novartis’ Option to License our Development Stage Drug Candidates

Under the development and commercialization agreement, Novartis had an option to license any of our development-stage drug candidates after demonstration of activity and safety in a proof-of-concept clinical trial so long as Novartis maintained at least 30% ownership of our voting stock. If Novartis licensed a drug candidate, the terms, including license fees, milestone payments and payments in reimbursement of development expenses, varied according to the disease which the drug candidate treats, the stage of development of the drug candidate and the projected product valuation based on market research and sales forecasts.

Pursuant to the termination agreement in July 2012, Novartis’ option right to license our current and future development-stage drug candidates in any therapeutic area was terminated. In exchange, we agreed to pay Novartis a royalty based on worldwide product sales of our HCV drug products, unless such drug products are prescribed in combination with Novartis’ HCV drug products. The royalty percentage will vary based on our commercialized HCV drug product, but range from the high single digits to the low double digit percentages. Royalties are payable until the later to occur of: a) expiration of the last-to-expire of specified patent rights in a country; or b) ten years after the first commercial sale of a product in such country, provided that if royalties are payable on a product after the expiration of the patent rights in a country, each of the respective royalty rates for such product in such country would be reduced by one-half.

Novartis’ Non-Exclusive License to Conduct Combination Trials

Pursuant to the termination agreement, we granted Novartis a non-exclusive license to conduct clinical trials evaluating a combination of any of our and Novartis’ HCV drug candidates after the HCV drug candidates have completed dose-ranging studies, subject to meeting certain criteria. Under certain circumstances Novartis may conduct a dose-ranging study with respect to our HCV drug candidates. With respect to any combination trial, certain criteria must first be met prior to the commencement of such combination clinical trial, including, but not limited to: a) the Novartis HCV drug candidate at issue cannot be subject to any clinical hold imposed by a regulatory authority; and b) a drug-drug interaction study between the Novartis HCV drug candidate and our HCV drug candidate must be conducted by either Novartis or us. If the parties cannot agree to the initiation of a combination trial, an independent DSMB will determine whether or not the combination trial should be initiated based on the safety profile of each HCV drug candidate. We have agreed to supply Novartis with our HCV drug candidates for use in such combination trials. We and Novartis have agreed to use commercially reasonable efforts to, in good faith, enter into a supply agreement and other relevant agreements in connection with any such combination trial. Novartis’ ability to initiate combination trials expires on the seven year anniversary of the execution of the termination agreement, or July 2019, although any then existing combination study commenced prior to such expiration date may continue after the expiration date.

Product Sales of Tyzeka®/Sebivo® for the Treatment of the Hepatitis B Virus

In 2003 under the development and commercialization agreement, Novartis licensed Tyzeka®/Sebivo® from us for the treatment of HBV. In September 2007, we and Novartis entered into an amendment to the development and commercialization agreement pursuant to which we transferred to Novartis worldwide development, commercialization and manufacturing rights and obligations pertaining to Tyzeka®/Sebivo®.

Under the termination agreement executed in July 2012, we will no longer receive royalty or milestone payments from Novartis based upon worldwide product sales of Tyzeka®/Sebivo® for the treatment of HBV. Novartis is committed to reimburse us for contractual payments to third-parties in connection with intellectual property related to Tyzeka®/Sebivo®. We will otherwise be responsible for any payments to third-parties in connection with intellectual property necessary to sell Tyzeka®/Sebivo®.

Termination or Breach by Either Party

If either we or Novartis materially breaches the termination agreement and does not cure such breach within 30 days, the non-breaching party may terminate this agreement in its entirety. Either party may also terminate this agreement, effective immediately, if the other party files for bankruptcy, is dissolved, or has a receiver appointed for substantially all of its property. Novartis may also terminate this agreement for convenience. If Novartis terminates this agreement either because of a material breach by us that has not been cured or because we have filed for bankruptcy, Novartis may, at its election, retain the licenses granted to it by us under the termination agreement to conduct clinical trials evaluating a combination of any of our HCV drug candidates and any of Novartis’ HCV drug candidates and we would remain obligated to make royalty payments to Novartis on sales of our HCV drug products. If we terminate this agreement either because of a material breach by Novartis that has not been cured or because Novartis has filed for bankruptcy, or if Novartis terminates this agreement for convenience, the licenses granted to Novartis to conduct combination trials terminate and we would remain obligated to make royalty payments to Novartis on sales of our HCV drug products.

Indemnification

We have agreed to indemnify Novartis and its affiliates against losses suffered as a result of the development, manufacture and commercialization of our HCV products. We have also agreed to indemnify Novartis and its affiliates against losses suffered as a result of any breach of representations and warranties in the termination agreement, the development and commercialization agreement and the stock purchase agreement. Under these agreements with Novartis, we made numerous representations and warranties to Novartis regarding our drug candidates for the treatment of HBV and HCV, including representations regarding ownership of related inventions and discoveries. In the event of a breach of any such representation or warranty by us, Novartis has the right to seek indemnification from us, and, under certain circumstances, from our stockholders who sold shares to Novartis in 2003 which includes certain of our current and former directors and officers, for damages suffered by Novartis as a result of such breach. The amounts for which we and our stockholders could be liable to Novartis could be substantial.

Future Agreements and Possible Competition with Novartis

Under the termination agreement, following the receipt of certain data related to a combination trial and upon Novartis’ request, we and Novartis are obligated to use, in good faith, commercially reasonable efforts to negotiate a future agreement for the development, manufacture and commercialization of such combination therapy for the treatment of HCV. Any future arrangement may set forth any co-promotion and co-marketing rights we may retain and any net benefit to us and Novartis attributable to such rights. Neither party is obligated to negotiate for a period longer than 180 days. Also under the termination agreement, Novartis has a non-exclusive license to conduct clinical trials evaluating a combination of any of our HCV drug candidates and any of Novartis’ HCV drug candidates after certain criteria have been met. If Novartis obtains regulatory approval to co-label a Novartis HCV drug product with one or more of our HCV drug products, Novartis could market and sell a combination that may compete with our drug candidates and/or combination products that we market and sell in the future.

Stock Purchase Agreement

On May 21, 2003, Novartis purchased approximately 54% of our then outstanding capital stock from our stockholders. In connection with Novartis’ purchase of stock from our stockholders, we, Novartis and substantially all of our stockholders at that time entered into the stockholders’ agreement which was amended and restated in 2004 and amended in April 2011. The stockholders received $255.0 million in cash from Novartis with an additional aggregate amount of up to $357.0 million contingently payable to these stockholders if we achieve predetermined development milestones relating to specific HCV drug candidates. The future contingent payments are payable in cash or, under certain circumstances, Novartis AG American Depository Shares. The stock purchase agreement remains unchanged and Novartis is still obligated to make such contingent payments.

Under the stock purchase agreement, we agreed to indemnify Novartis and its affiliates against losses suffered as a result of our breach of representations and warranties in that agreement. In the stock purchase agreement, we and our stockholders who sold shares to Novartis, which include certain of our directors and officers, made numerous representations and warranties. The representations and warranties we made to Novartis regarding our HCV and HBV drug candidates and our ownership of related inventions and discoveries are substantially the same as the representations and warranties we made to Novartis in the development and commercialization agreement. If one or more of our representations or warranties were subsequently determined not to be true at the time we made them to Novartis, we would be in breach of this agreement. In the event of such a breach, Novartis has the right to seek indemnification for damages suffered by Novartis as a result of such breach, from us and, under certain circumstances, us and our stockholders who sold shares to Novartis. The amounts for which we could be liable to Novartis could be substantial.

Second Amended and Restated Stockholders’ Agreement

In July 2012, we, Novartis and certain other stockholders entered into a second amended and restated stockholders’ agreement which includes the terms as described below.

Novartis’ Registration Rights

Under the second amended and restated stockholders’ agreement, Novartis maintains its rights to cause us to register for resale, under the Securities Act of 1933, as amended, shares held by Novartis and/or its affiliates.

Corporate Governance Rights

Under the second amended and restated stockholders’ agreement executed in July 2012, we agreed to use our reasonable best efforts to nominate for election one designee of Novartis for so long as Novartis and its affiliates own at least 15% of our voting stock. Novartis maintains its rights to appoint a non-voting observer to any committee of our board of directors. All of Novartis’ other corporate governance rights, including its rights under the letter agreement, were terminated pursuant to the second amended and restated stockholders’ agreement.

Novartis’ Stock Subscription Rights

Under the second amended and restated stockholders’ agreement executed in July 2012, if we issue any shares of our capital stock, other than in limited situations, Novartis has the right to purchase such number of shares required to maintain its percentage ownership of our voting stock for either the same consideration per share paid by others acquiring our stock or, in specified situations, for a 10% premium to the consideration per share paid by others acquiring our stock.

Employment Agreements

We have entered into employment arrangements with each of our named executive officers (each of which is included as an exhibit to Idenix’s Annual Report on Form 10-K for fiscal 2012 filed with the SEC on February 25, 2013). The employment arrangements for these officers generally provide base salary in an amount annually reviewable for increase, but not decrease, at the discretion of our board of directors or a committee of the board of directors. The employment arrangements also entitle each officer to receive an annual cash performance bonus in an amount that is expressed as a percentage of base salary if the board of directors in its discretion determines that such officer has achieved or surpassed performance goals established by the board of directors or Compensation Committee in consultation with our management. Currently, the minimum target bonus percentage is 60% for Mr. Renaud, 50% for each of the other named executive officers. Pursuant to the terms of the employment arrangements, the base salary and target bonus and equity award for the current year generally become the minimum amounts for future years for each officer.

Each officer is also eligible to participate in any of our equity incentive programs and has the opportunity, subject to approval of the Compensation Committee, or in the case of Mr. Renaud, our board of directors, to be awarded annually an option to purchase shares of our common stock which vest over a four-year period.

In addition, each officer’s employment agreement provides for severance benefits in the event Idenix terminates such officer’s employment for reasons other than cause (as defined in their respective employment agreements/arrangements), or they terminate their respective employment for good reason (as defined in their respective employment agreements/arrangements). In addition, if, within one year following a change in control of Idenix, such officer’s employment is terminated without cause or if such officer terminates his or her employment for good reason, the officer is entitled to additional change-in-control benefits.

For additional information about our executive compensation program generally and the terms of these employment agreements/arrangements, including officer base salaries, target bonus amounts, target option awards, option awards actually granted and severance and change in control benefits, please see generally the section of this proxy statement entitled “Compensation Discussion and Analysis” and, in particular “— Severance and Change in Control Payments” and “Executive Compensation — Potential Payments Upon Termination or Change in Control”.

Registration Rights

As of April 1, 2013, Novartis is entitled to cause us to register their shares or participate in a registration by us under the Securities Act. These rights are provided under the terms of the second amended and restated stockholders’ agreement with Novartis discussed above. As of April 1, 2013, Novartis or its affiliates owned 33,320,674 registrable shares.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1998. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to questions from stockholders.

Our board of directors believes that the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 is in our best interests and the best interests of our stockholders and therefore recommends a vote “FOR” this proposal.

Principal Accounting Fees and Services

The following table summarizes the fees PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit and other services:

Fee Category	2012	2011
Audit Fees (1)	$745,156	$696,886
Audit-Related Fees	$—	$—
Tax Fees (2)	$60,000	$78,000
All Other Fees (3)	$1,500	$1,500
Total Fees	$806,656	$776,386

(1)	Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Tax and other fees consist of fees for tax compliance and consulting.

(3)	Other fees consist of educational resources.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chair of the Audit Committee the authority to approve any audit or non-audit services (other than services relating to the annual and quarterly financial reviews) to be provided to us by our independent registered public accounting firm. Any approval of services by the Audit Committee chair pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

In 2011 and 2012, all new engagements of PricewaterhouseCoopers LLP were pre-approved by the Audit Committee for all audit, audit-related, tax and other services.

OTHER INFORMATION

Other Matters

Our board of directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the proxy card to vote, or otherwise act, in accordance with their judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports provided to us by the persons required to file such reports and written representations made to us by such persons, we believe that during 2012 all filings required to be made by our directors, executive officers and beneficial owners of more than 10% of our common stock were timely made in accordance with the Section 16(a) filing requirements.

Stockholder Proposals for the 2014 Annual Meeting

Stockholder proposals submitted pursuant to Rule 14a-8 under the SEC rules for inclusion in our proxy materials for our 2014 annual meeting of stockholders must be received by us at our principal office in Cambridge, Massachusetts, not later than December 31, 2013. We suggest that stockholder proponents submit their proposals by certified mail, return receipt requested, addressed to us c/o Secretary, 320 Bent Street, Cambridge, Massachusetts 02141.

A stockholder may wish to have a proposal presented at next year’s annual meeting of stockholders, but not to have such proposal included in our proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not received by us by March 16, 2014 (which is 45 calendar days before the anniversary of the date this Proxy Statement was first mailed to stockholders), then such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) promulgated under the Exchange Act and, therefore, the individuals named in the proxies solicited on behalf of our board of directors for use at our next annual meeting of stockholders will have the right to exercise discretionary voting authority as to such proposal.

By Order of the Board of Directors,

Maria D. Stahl

Secretary

April 26, 2013

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE YOUR SHARES ON THE INTERNET, BY TELEPHONE OR BY COMPLETING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.

Electronic Voting Instructions Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 6, 2013
Vote by Internet
• Go to www.envisionreports.com/IDIX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors recommends a vote FOR the director nominees.

1.	To elect seven directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified.												+
	Nominees:	For	Withhold					For	Withhold		For	Withhold
	01 - Wayne T. Hockmeyer, Ph.D.	☐	☐	02 - Thomas R. Hodgson				☐	☐	03 - Tamar D. Howson	☐	☐
	04 - Denise Pollard-Knight, Ph.D.	☐	☐	05 - Ronald C. Renaud, Jr.				☐	☐	06 - Anthony Rosenberg	☐	☐
	07 - Michael S. Wyzga	☐	☐
The Board of Directors recommends a vote FOR Proposal 2.
				For	Against	Abstain
2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year ending December 31, 2013.			☐	☐	☐	.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Idenix Pharmaceuticals, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

JUNE 6, 2013

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Ronald C. Renaud, Jr. and Maria D. Stahl, and each of them with full power of substitution, as proxies for those signing on the reverse side to act and vote all shares of common stock, $0.001 par value per share, of Idenix Pharmaceuticals, Inc., a Delaware corporation (the “Company”), held by the undersigned as of the close of business on April 12, 2013 at the 2013 Annual Meeting of Stockholders and at any adjournments or postponements thereof as indicated herein upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting and, in their discretion, upon any other matters which may properly come before the Annual Meeting. Each proposal included in this proxy has been proposed by the Company, and none of the proposals are conditioned upon approval of any other proposal.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL NUMBER 2. Attendance of the undersigned at the meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned revokes this proxy in writing before it is exercised.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN ENCLOSED REPLY ENVELOPE

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

CONTINUED AND TO BE VOTED ON REVERSE SIDE